THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN
  DOUBT AS TO HOW TO DEAL WITH IT, YOU SHOULD CONSULT YOUR INVESTMENT DEALER,
                 BROKER, BANK MANAGER, LAWYER OR OTHER ADVISOR.

                           OFFER TO PURCHASE FOR CASH

                    ALL OF THE OUTSTANDING COMMON SHARES OF

                        CHAMPION ROAD MACHINERY LIMITED

                                 AT A PRICE OF

                             CDN$15.00 PER SHARE BY

                       VOLVO CONSTRUCTION EQUIPMENT N.V.

             A WHOLLY-OWNED SUBSIDIARY OF AB VOLVO (PUBL), THROUGH

                              VCE ACQUISITION INC.

         A WHOLLY-OWNED SUBSIDIARY OF VOLVO CONSTRUCTION EQUIPMENT N.V.

    This offer to purchase (the "Offer") by VCE Acquisition Inc. (the "Offeror") all of the common shares (the "Shares") of Champion Road Machinery Limited (the "Corporation") will be open for acceptance until 12:00 midnight (Toronto time) on March 21, 1997, unless the Offer is extended or withdrawn. The Offer is subject to certain conditions, including that there are validly deposited under the Offer and not withdrawn as at the Expiry Time a number of Shares which represents not less than 70% of the Shares outstanding (calculated on a fully diluted basis) as at the Expiry Time. See Section 4 of the Offer, "Conditions of the Offer."

    Each of the Offeror and Volvo Construction Equipment N.V. ("Volvo Construction Equipment") are wholly-owned subsidiaries of AB Volvo (publ) ("Volvo").Volvo Construction Equipment has entered into an agreement with certain security holders of the Corporation pursuant to which such holders have agreed to deposit under the Offer an aggregate of 3,953,048 Shares, including 148,000 Shares issuable upon exercise of outstanding options, constituting approximately 34.3% of the outstanding Shares on a fully diluted basis.

    THE BOARD OF DIRECTORS OF THE CORPORATION HAS UNANIMOUSLY RECOMMENDED THAT HOLDERS OF SHARES ACCEPT THE OFFER.

    Shareholders of the Corporation ("Shareholders") who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on green paper) or a manually signed facsimile thereof and deposit it, together with certificates representing their Shares, in accordance with the instructions in the accompanying Letter of Transmittal. Alternatively, Shareholders may follow the procedures for guaranteed delivery set forth in
Section 3 of the Offer, "Manner of Acceptance." The Offer may also be accepted in the United States by following the procedures for book-entry transfer set forth in Section 3 of the Offer, "Manner of Acceptance." Shareholders whose Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance.

    The Shares are listed and posted for trading in Canada under the symbol CHN on The Toronto Stock Exchange (the "TSE") and the Montreal Exchange (the "ME"). The Shares also trade in the United States in the over-the-counter market and prices are quoted on the National Association of Securities Dealers Automated Quotation National Market System (the "NASDAQ-NMS") under the symbol CRMLF. The Offer represents a 78.3% premium over the average of the closing prices reported on the TSE for the 20 trading days ended February 18, 1997, the last full trading day prior to the date Volvo Construction Equipment announced its intention to make the Offer. See "Price Range and Trading Volume of Shares" in the Circular.
                            ------------------------

                     THE DEALER MANAGERS FOR THE OFFER ARE:

        IN THE UNITED STATES                       IN CANADA
        MERRILL LYNCH & CO.                    TD SECURITIES INC.

February 24, 1997

    Questions and requests for assistance may be directed to Merrill Lynch & Co. in the United States or TD Securities Inc. in Canada (the "Dealer Managers"), Montreal Trust Company of Canada (the "Depositary"), The Bank of Nova Scotia Trust Company of New York (the "U.S. Forwarding Agent") and Georgeson & Company Inc. (the "Information Agent"), at their respective addresses and telephone numbers set forth on the back cover of this document. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery (printed on blue paper) may also be obtained without charge on request from those listed above.

    THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT LAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL DEPOSITS BE ACCEPTED FROM OR ON BEHALF OF, SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE OFFEROR MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO EXTEND THE OFFER TO SHAREHOLDERS IN SUCH JURISDICTION.

    In any jurisdiction in which the Offer is required to be made by a licenced broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the laws of that jurisdiction.

    ALL DOLLAR REFERENCES IN THE OFFER AND THE CIRCULAR ARE IN CANADIAN DOLLARS, UNLESS OTHERWISE INDICATED. ON FEBRUARY 21, 1997, THE RATE OF EXCHANGE FOR THE CANADIAN DOLLAR, EXPRESSED IN U.S. DOLLARS, BASED ON THE BANK OF CANADA NOON SPOT RATE OF EXCHANGE, WAS CDN$1.00 = US$0.7341.

                               TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                      -----
DEFINITIONS......................................................................................................           4
SUMMARY..........................................................................................................           7
OFFER............................................................................................................          10
  1.   The Offer.................................................................................................          10
  2.   Time for Acceptance.......................................................................................          10
  3.   Manner of Acceptance......................................................................................          10
  4.   Conditions of the Offer...................................................................................          13
  5.   Extension and Variation of the Offer......................................................................          17
  6.   Payment for Deposited Securities..........................................................................          18
  7.   Withdrawal of Deposited Securities........................................................................          19
  8.   Return of Deposited Securities............................................................................          20
  9.   Dividends and Distributions...............................................................................          20
  10.  Mail Service Interruption.................................................................................          21
  11.  Notice and Delivery.......................................................................................          21
  12.  Acquisition of Securities not Deposited...................................................................          21
  13.  Market Purchases and Sales of Shares......................................................................          22
  14.  Other Terms of the Offer..................................................................................          22
CIRCULAR.........................................................................................................          23
VOLVO CONSTRUCTION EQUIPMENT, THE OFFEROR AND VOLVO..............................................................          23
THE CORPORATION..................................................................................................          25
BACKGROUND TO THE OFFER..........................................................................................          25
ARRANGEMENTS WITH THE CORPORATION................................................................................          27
ARRANGEMENTS WITH CERTAIN SHAREHOLDERS OF THE CORPORATION........................................................          28
PURPOSE OF THE OFFER AND OFFEROR'S PLANS FOR THE CORPORATION.....................................................          30
  Purpose of the Offer...........................................................................................          30
  Plans for the Corporation......................................................................................          30
SOURCE OF FUNDS..................................................................................................          30
EFFECT OF THE OFFER ON MARKET AND LISTINGS.......................................................................          30
PRICE RANGE AND TRADING VOLUME OF SHARES.........................................................................          31
DIVIDEND RECORD OF THE CORPORATION...............................................................................          32
PRIOR DISTRIBUTIONS..............................................................................................          32
ACQUISITION OF SHARES NOT DEPOSITED..............................................................................          32
  Compulsory Acquisition.........................................................................................          32
  Subsequent Acquisition Transactions............................................................................          33
REGULATORY MATTERS...............................................................................................          35
  Competition Act................................................................................................          35
  United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.............................................          35
BENEFICIAL OWNERSHIP AND TRADING IN SECURITIES OF THE CORPORATION................................................          36
COMMITMENTS TO ACQUIRE SECURITIES OF THE CORPORATION.............................................................          37
ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS.......................................................................          37
MATERIAL CHANGES AND OTHER INFORMATION...........................................................................          37
DEPOSITARY, U.S. FORWARDING AGENT & INFORMATION AGENT............................................................          37

FINANCIAL ADVISOR, DEALER MANAGERS & SOLICITING DEALER GROUP.....................................................          38
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS...............................................................          38
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.....................................................................          41
DIRECTORS' APPROVAL..............................................................................................          43
ACCEPTANCE OF THE OFFER..........................................................................................          43
STATUTORY RIGHTS.................................................................................................          43
MISCELLANEOUS....................................................................................................          43
CONSENTS.........................................................................................................          44
  Consents of Counsel............................................................................................          44
APPROVAL AND CERTIFICATE.........................................................................................          45
SCHEDULE "A".....................................................................................................          46

                                  DEFINITIONS

    In the Offer and the Circular, unless the subject matter or context is inconsistent therewith, the following terms shall have the meanings set forth below.

"AFFILIATE" has the meaning ascribed thereto in the CBCA or the SECURITIES Act (Ontario), as the circumstances may require.

"ACQUISITION AGREEMENT" means the agreement dated as of February 20, 1997 between Volvo Construction Equipment and the Corporation.

"ACQUISITION PROPOSAL" means any acquisition of any Shareholder Securities.

"ASSOCIATE" has the meaning ascribed thereto in the CBCA or the SECURITIES Act (Ontario), as the circumstances may require.

"BUSINESS DAY" means any day other than a Saturday, Sunday or a federal holiday in the United States.

"CBCA" means the CANADA BUSINESS CORPORATIONS ACT.

"CIRCULAR" means the take-over bid circular accompanying the Offer and forming part hereof.

"COMPULSORY ACQUISITION" has the meaning ascribed thereto under "Acquisition of Shares Not Deposited -- Compulsory Acquisition" in the Circular.

"CORPORATION" means Champion Road Machinery Limited, a corporation incorporated under the CBCA.

"DEALER MANAGERS" means Merrill Lynch in the United States and TD Securities Inc. in Canada.

"DEPOSITARY" means Montreal Trust Company of Canada.

"DISCLOSED TO VOLVO CONSTRUCTION EQUIPMENT IN WRITING" means (i) disclosure set forth in the Lock-up Agreement, the Acquisition Agreement or the Corporation's filings (other than any filing made on a confidential basis) with the OSC made, and available generally to the public, on or before February 20, 1997 and (ii) disclosure set forth in any written disclosure letter or notice addressed to Volvo Construction Equipment and received in the period from January 1, 1997 to February 19, 1997 by any officer or employee of Volvo Construction Equipment identified in the letter of February 20, 1997 from Volvo Construction Equipment to the Corporation, to the extent such letter or notice on its face discloses a specific breach of an express representation or warranty of the Corporation in
Article III of the Acquisition Agreement.

"ELIGIBLE INSTITUTION" means a Canadian chartered bank, a major Canadian trust company, a member of a recognized Canadian stock exchange or a member of the Securities Transfer Agents Medallion Program.

"EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended.

"EXPIRY TIME" means 12:00 midnight (Toronto time) on March 21, 1997, or such later time and date as may be fixed by the Offeror from time to time pursuant to
Section 5 of the Offer, "Extension and Variation of the Offer".

"FULLY DILUTED BASIS" means, with respect to the number of outstanding Shares at any time, such number of outstanding Shares calculated assuming that all outstanding options, warrants and other rights to purchase Shares are exercised.

"GOING PRIVATE TRANSACTION" has the meaning ascribed thereto in Policy 9.1, unless otherwise defined.

"HSR ACT" has the meaning ascribed thereto under "Regulatory Matters" in the Circular.

"INFORMATION AGENT" means Georgeson & Company Inc.

"LETTER OF TRANSMITTAL" means a letter of transmittal printed on green paper in the form accompanying the Offer and the Circular.

"LOCK-UP AGREEMENT" means the agreement dated February 20, 1997 between Volvo Construction Equipment and each of the Tendering Shareholders.

"MATERIAL ADVERSE EFFECT" means any condition, event or development which is, or could reasonably be expected to result in or represent, a material adverse effect or material adverse change (or any condition, event or development involving a prospective material adverse change) individually or in the aggregate on or in the business, affairs, operations, assets, capitalization, financial condition, rights, results of operations, or liabilities (including without limitation any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), whether contractual or otherwise, of the Corporation and its subsidiaries considered as a whole provided that none of the following shall either alone or in aggregate constitute a Material Adverse Effect: (i) any change in general economic or grader industry conditions; (ii) the payment by the Corporation of its regular dividend of $0.05 per Share in April, 1997, (iii) payment of cash bonuses to participants in the Corporation's employee stock option and deferred profit sharing plans (the "Plans") in lieu of the granting of stock options and the making of deferred profit sharing plan contributions in respect of such Plans for the year ended December 31, 1996 in an aggregate amount not to exceed $1.2 million, and (iv) any departure from the Corporation of fewer than five of the executive officers of the Corporation or its subsidiaries.

"MATERIAL FACT" has the meaning ascribed thereto in the SECURITIES ACT (Ontario), as amended, except as otherwise provided.

"ME" means the Montreal Exchange.

"MERRILL LYNCH" means Merrill Lynch & Co.

"MINIMUM CONDITION" has the meaning ascribed thereto in subsection (a) of
Section 4 of the Offer, "Conditions of the Offer".

"NASDAQ-NMS" means the National Association of Securities Dealers Automated Quotation National Market System.

"NOTICE OF GUARANTEED DELIVERY" means a notice of guaranteed delivery printed on blue paper in the form accompanying the Offer and the Circular.

"OFFER" means the offer to purchase Shares made hereby to Shareholders.

"OFFEROR" means VCE Acquisition Inc., a corporation incorporated under the CBCA and a wholly-owned subsidiary of Volvo Construction Equipment.

"OFFER PERIOD" means the period commencing on February 24, 1997 and ending at the Expiry Time.

"OSC" means the Ontario Securities Commission.

"POLICY 9.1" means Policy Statement No. 9.1 of the OSC.

"POLICY Q-27" means Policy Q-27 of the QSC.

"QSC" means Commission des valeurs mobilieres du Quebec.

"SEC" means the United States Securities and Exchange Commission.

"SHAREHOLDER SECURITIES" means the 3,953,048 Shares in aggregate which the Tendering Shareholders have agreed to irrevocably deposit and not withdraw under the Offer pursuant to and in accordance with the provisions of the Lock-up Agreement.

"SHAREHOLDERS" means the holders of Shares.

"SHARES" means the Shares in the capital of the Corporation, as constituted on the date hereof.

"SOLICITING DEALER" has the meaning ascribed thereto under "Financial Advisor, Dealer Managers and Soliciting Dealer Group" in the Circular.

"SUBSEQUENT ACQUISITION TRANSACTION" has the meaning ascribed thereto under "Acquisition of Shares Not Deposited -- Subsequent Acquisition Transactions" in the Circular.

"SUBSIDIARY" has the meaning ascribed thereto in the SECURITIES ACT (Ontario), as amended.

"TAX ACT" means the INCOME TAX ACT (Canada), as amended.

"TENDERING SHAREHOLDERS" means Allen & Company Incorporated, Caxton International Limited, Harold M. Wit, Walsh Family 1989 Trust, Ferris Family 1987 Trust, Leach Family 1980 Trust, O'Brien Family Limited Partnership, R. O'Brien & Mary Ann O'Brien Revocable Trust Dated 7/27/84, Arthur F. Church, Dennis W. Vollmershausen and 3018202 Canada Inc.

"TRANSACTION PROPOSAL" means any offer or proposal with respect to any take-over bid, tender offer or exchange offer (other than the Offer), merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, reverse take-over, sale of assets (other then in the ordinary course of business), sale of securities, recapitalization, liquidation, dissolution, winding-up, or similar transaction involving the Corporation or any of its subsidiaries.

"TSE" means The Toronto Stock Exchange.

"U.S. FORWARDING AGENT" means The Bank of Nova Scotia Trust Company of New York.

"VOLVO" means AB Volvo (publ), a company organized under the laws of Sweden.

"VOLVO CONSTRUCTION EQUIPMENT" means Volvo Construction Equipment N.V., a company organized under the laws of The Netherlands and a wholly-owned subsidiary of Volvo.

ALL DOLLAR REFERENCES IN THE OFFER AND THE CIRCULAR ARE IN CANADIAN DOLLARS UNLESS OTHERWISE INDICATED.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY ONLY AND IS QUALIFIED BY THE DETAILED PROVISIONS CONTAINED IN THE OFFER AND THE CIRCULAR. EXCEPT AS OTHERWISE INDICATED, THE INFORMATION CONCERNING THE CORPORATION CONTAINED IN THE OFFER AND THE CIRCULAR HAS BEEN TAKEN FROM OR IS BASED UPON PUBLICLY AVAILABLE DOCUMENTS AND RECORDS ON FILE WITH CANADIAN SECURITIES REGULATORY AUTHORITIES, THE SEC AND OTHER PUBLIC SOURCES OR WAS PROVIDED BY THE CORPORATION TO THE OFFEROR.

THE OFFER

    The Offeror is offering, upon the terms and subject to the conditions described herein, to purchase all of the issued and outstanding Shares, including Shares which may become outstanding on the exercise of currently outstanding options, warrants or rights to purchase Shares, at a price of Cdn$15.00 in cash for each Share. The obligation of the Offeror to take up and pay for Shares pursuant to the Offer is subject to certain conditions. See
Section 4 of the Offer, "Conditions of the Offer." Shareholders will be entitled to receive the declared dividend of the Corporation of $0.05 per share payable April 2, 1997 to holders of record of the Corporation at March 12, 1997 whether or not they deposit their Shares under the Offer.

TIME FOR ACCEPTANCE

    The Offer is open for acceptance until 12:00 midnight (Toronto time) on March 21, 1997, unless the Offer is extended or withdrawn.

MANNER OF ACCEPTANCE

    A Shareholder wishing to accept the Offer must deposit the certificate representing the Shares, together with a properly completed Letter of Transmittal or a manually signed facsimile thereof, at any one of the offices of the Depositary or the U.S. Forwarding Agent specified in the Letter of Transmittal at or prior to the Expiry Time. Instructions are contained in the Letter of Transmittal which accompanies the Offer. A Shareholder whose Shares are held in the name of a nominee should contact such holder's broker, investment dealer, bank, trust company or other nominee for assistance. If a Shareholder wishes to deposit Shares pursuant to the Offer and the certificate representing the Shares is not immediately available, or such person cannot deliver the certificate to the Depositary or the U.S. Forwarding Agent at or prior to the Expiry Time, such securities may nevertheless be deposited in compliance with the procedures for guaranteed delivery. A Shareholder may also accept the Offer in the United States by following the procedures for book-entry transfer. See Section 3 of the Offer, "Manner of Acceptance."

WITHDRAWAL OF DEPOSITED SHARES

    Shares deposited under the Offer may be withdrawn at any time before the Expiry Time and at such other times and in such other circumstances as are set out in Section 7 of the Offer, "Withdrawal of Deposited Shares."

CONDITIONS OF THE OFFER

    The Offeror reserves the right to withdraw or terminate the Offer and not take up and pay for any Shares deposited under the Offer unless the conditions described in Section 4 of the Offer, "Conditions of the Offer," are satisfied or waived. The Offer is subject to certain conditions, including:

    (a) that there are validly deposited under the Offer and not withdrawn as at the Expiry Time a number of Shares which represents not less than 70% of the Shares (calculated on a fully diluted basis) outstanding as at the Expiry Time; and

    (b) there shall not have occurred (or, if there shall have occurred prior to the commencement of the Offer, there shall not have been generally disclosed or Volvo Construction Equipment shall not otherwise discover, if not previously disclosed to Volvo Construction Equipment in writing prior to the commencement of the Offer) any Material Adverse Effect.

    For a complete description of the conditions of the Offer, see Section 4 of the Offer, "Conditions of the Offer."

PAYMENT FOR DEPOSITED SHARES

    If all the conditions referred to in Section 4 of the Offer, "Conditions of the Offer," are satisfied or waived, the Offeror will be obligated to take up and pay for all Shares validly deposited under the Offer and not withdrawn promptly after the Expiry Time. See Section 6 of the Offer, "Payment for Deposited Securities."

LOCK-UP AGREEMENT

    The Tendering Shareholders have agreed, pursuant to and in accordance with the provisions of the Lock-up Agreement, to deposit under the Offer and not withdraw an aggregate of 3,953,048 Shares, including 148,000 Shares issuable upon exercise of outstanding options, constituting approximately 34.3% of the outstanding Shares on a fully diluted basis.

PURPOSE OF THE OFFER

    The purpose of the Offer is to enable the Offeror to acquire all of the Shares. See "Purpose of the Offer and Offeror's Plans for the Corporation" in the Circular.

ACQUISITION OF SHARES NOT DEPOSITED

    If within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the Shares (other than Shares held at the date hereof by or on behalf of the Offeror or its affiliates or associates), the Offeror intends to acquire the remaining Shares pursuant to the compulsory acquisition provisions of the CBCA. If the Offeror takes up and pays for Shares validly deposited under the Offer and the compulsory acquisition provisions of the CBCA are not available, the Offeror anticipates that it will propose an amalgamation, statutory arrangement or other transaction as a consequence of which the interest of any Shareholder whose Shares have not been taken up and paid for may be terminated without the consent of such Shareholder. See "Acquisition of Shares Not Deposited" in the Circular.

VOLVO CONSTRUCTION EQUIPMENT, THE OFFEROR AND VOLVO

    Volvo Construction Equipment, a company organized under the laws of The Netherlands, is a major manufacturer of construction equipment, providing products and support to customers in over 100 countries. Volvo Construction Equipment is a wholly-owned subsidiary of Volvo, a company organized under the laws of Sweden.

    The Offeror is a corporation incorporated under the CBCA and is a wholly-owned subsidiary of Volvo Construction Equipment and an indirect, wholly-owned subsidiary of Volvo. The Offeror was organized for the purpose of making the Offer and has not carried on any activities to date other than those incident to its formation and the commencement of the Offer.

    Volvo and its subsidiaries are an international automotive and transport vehicle group, with 70,000 employees and production facilities in more than 20 countries. Volvo has sales and provides services worldwide. Volvo provides a range of transportation related products and services. Volvo occupies a strong position as a car producer within its segment and is among the world leaders in heavy commercial vehicles such as trucks, buses and construction equipment as well as in drive systems for marine and industrial applications. In the aircraft engine field, Volvo has substantial resources for the overhaul of engines and the development of engine components.

    See "Volvo Construction Equipment, the Offeror and Volvo" in the Circular.

CERTAIN INCOME TAX CONSIDERATIONS

    The sale of Shares pursuant to the Offer will be a taxable disposition for Canadian federal income tax purposes. In general, Canadian residents who hold their Shares as capital property will realize a capital gain (or capital loss) to the extent that the proceeds of disposition received for the Shares, net of disposition costs, exceed (or are less than) the adjusted cost base thereof. See "Certain Canadian Federal Income Tax Considerations" in the Circular.

    The sale of Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under the applicable tax laws of various states and localities within the United States. In general, subject to certain assumptions, Shareholders that are U.S. Holders (as defined in the Circular under "Certain U.S. Federal Income Tax Consequences") will recognize gain or loss on the sale of Shares pursuant to the Offer equal to the difference, if any, between (i) the amount of cash received by such U.S. Holders on the sale and (ii) such U.S. Holders' tax basis in the Shares exchanged therefor. See "Certain U.S. Federal Income Tax Consequences" in the Circular.

    SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF A SALE OF SHARES PURSUANT TO THE OFFER OR OF ANY SUBSEQUENT ACQUISITION TRANSACTION.

DEPOSITARY, U.S. FORWARDING AGENT AND INFORMATION AGENT

    Montreal Trust Company of Canada is acting as Depositary under the Offer and The Bank of Nova Scotia Trust Company of New York is acting as U.S. Forwarding Agent. The Depositary and the U.S. Forwarding Agent will receive deposits of certificates representing the Shares and accompanying Letters of Transmittal at the offices specified in the Letter of Transmittal. The Depositary will receive Notices of Guaranteed Delivery at the offices specified therein. The Depositary will be responsible for giving certain notices, if required, and for making payment for all Shares purchased by the Offeror under the Offer. The Offeror has retained Georgeson & Company Inc. to act as Information Agent in connection with the Offer. See "Depositary, U.S. Forwarding Agent and Information Agent" in the Circular.

FINANCIAL ADVISOR, DEALER MANAGERS AND SOLICITING DEALER GROUP

    Merrill Lynch Canada Inc. has been retained to act as financial advisor for Volvo Construction Equipment in connection with the Offer. Merrill Lynch and TD Securities Inc. have been retained to act as Dealer Managers in connection with the Offer in the United States and Canada, respectively. Merrill Lynch will solicit acceptances of the Offer in the United States. TD Securities Inc. will solicit acceptances of the Offer in Canada and will form the Soliciting Dealer Group to solicit acceptances of the Offer in Canada. See "Financial Advisor, Dealer Managers and Soliciting Dealer Group" in the Circular.

                                     OFFER

TO:  THE HOLDERS OF COMMON SHARES OF CHAMPION ROAD MACHINERY LIMITED

1.  THE OFFER

    The Offeror hereby offers to purchase, upon the terms and subject to the conditions hereinafter specified, all of the issued and outstanding Shares, including any Shares which may become outstanding after the date of the Offer upon the exercise of currently outstanding options, warrants or rights to purchase Shares, at a price of Cdn$15.00 in cash for each Share.

    The Offer is made only for the Shares and is not made for any options, warrants or rights to purchase Shares. Any holder of such options, warrants or rights who wishes to accept the Offer should, to the extent permitted by the terms thereof, exercise the options, warrants or rights in order to obtain certificates representing Shares and deposit the same in accordance with the Offer.

    Shareholders of record of the Corporation at March 12, 1997 will be entitled to receive the declared dividend of the Corporation of $0.05 per Share payable April 2, 1997 to holders of record of the Corporation at March 12, 1997 whether or not they deposit their Shares under the Offer.

    The Corporation has advised the Offeror that as of February 21, 1997, there were 11,171,200 Shares issued and outstanding and outstanding stock options and rights to purchase 364,500 Shares.

    Shares accepted for purchase will be paid for in Canadian dollars, unless the person tendering such Shares elects to receive payment in United States dollars by checking the appropriate box in the Letter of Transmittal deposited with the Shares. The amount payable in United States dollars will be determined on the basis of the rate of exchange available to the Depositary from a Canadian chartered bank on the day upon which payment is made (net of any applicable commissions or exchange charges).

    THE ACCOMPANYING CIRCULAR, LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY ARE INCORPORATED INTO AND FORM PART OF THE OFFER AND CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

2.  TIME FOR ACCEPTANCE

    The Offer is open for acceptance until 12:00 midnight (Toronto time) on March 21, 1997 or such later time and date as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer, "Extension and Variation of the Offer", unless withdrawn or terminated by the Offeror.

3.  MANNER OF ACCEPTANCE

    The Offer may be accepted by delivering the following items to the Depositary or to the U.S. Forwarding Agent at any of the offices listed in the Letter of Transmittal so as to arrive there not later than the Expiry Time:

    (a) the certificate or certificates representing the Shares in respect of which the Offer is being accepted;

    (b) a Letter of Transmittal, or a manually signed facsimile thereof, duly completed and executed as required by the instructions set out in the Letter of Transmittal; and

    (c) any other relevant document required by the instructions set out in the Letter of Transmittal (including for Shareholders with a registered address in the United States, a properly completed Substitute Form W-9 included in the Letter of Transmittal).

    Except as otherwise provided in the instructions to the Letter of Transmittal, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

    If a Letter of Transmittal is executed by a person other than the registered holder of the Shares represented by the certificates deposited therewith, or if certificates representing Shares in respect of which the Offer has not been accepted are to be issued to a person other than the registered owner, then each certificate must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

    In addition, Shares may be deposited in compliance with the procedures set forth below for guaranteed delivery or, in the United States, for book-entry transfer, at or prior to the Expiry Time.

    PROCEDURE FOR GUARANTEED DELIVERY

    If a Shareholder wishes to deposit Shares pursuant to the Offer and (i) the certificates representing such Shares are not immediately available, or (ii) the Shareholder is not able to deliver the certificates and all other required documents to the Depositary or the U.S. Forwarding Agent at or prior to the Expiry Time or (iii) the Shareholder cannot comply with the procedures for delivery by book-entry transfer of Shares on a timely basis, such Shares may nevertheless be deposited under the Offer provided that all of the following conditions are met:

    (a) such deposit is made by or through an Eligible Institution;

    (b) a properly completed and duly executed Notice of Guaranteed Delivery, or a manually signed facsimile thereof, is received by the Depositary at its principal office in Toronto as set forth on the Notice of Guaranteed Delivery, at or prior to the Expiry Time; and

    (c) the certificate(s) representing deposited Shares in proper form for transfer (or a Book-Entry Confirmation (as defined below) of transfer of Shares into the Depositary's account at The Depository Trust Company), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below)) and all other documents required by the Letter of Transmittal, are received by the Depositary at its principal office in Toronto as set forth in the Notice of Guaranteed Delivery at or before 4:30 p.m. (Toronto time) on the third trading day on the TSE after the Expiry Time. To constitute delivery for the purpose of satisfying a guranteed delivery, the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent's Message) and accompanying Share certificates (or Book-Entry Confirmation (as defined below)) must be delivered to the Depositary's principal office in Toronto.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary at its principal office in Toronto as set forth on the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    ACCEPTANCE BY BOOK-ENTRY TRANSFER IN THE UNITED STATES

    Shareholders may also accept the Offer in the United States by following the procedures for book-entry transfer, provided that confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, covering such Shares with any required signature guarantees (or an Agent's Message in connection with a book-entry transfer) and any other required documents, are received by the Depositary at one of the offices set out in the Letter of Transmittal prior to the Expiry Time. The Depositary has established an account at The Depository Trust Company for the purpose of the Offer. Any financial institution that is a participant in The Depository Trust Company's system may cause The Depository Trust Company to make a book-entry transfer of the holder's Shares into the Depositary's account in accordance with The Depository Trust Company's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary's account at The Depository Trust Company, a Letter of Transmittal or a manually signed facsimile thereof covering such Shares with any required signature guarantees (or an Agent's Message in connection with a book-entry transfer) and any other required documents must, in any case, be received by the Depositary at one of the offices set forth in the Letter of Transmittal at or prior to the

Expiry Time. DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message, transmitted by The Depository Trust Company to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that The Depository Trust Company has received an express acknowledgement from the participant in The Depository Trust Company depositing the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that the Offeror may enforce such agreement against such participant.

    GENERAL

    In all cases, payment for the Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary or the U.S. Forwarding Agent of (i) the certificates representing the Shares (or, in the case of the Depositary, a Book-Entry Confirmation of the transfer of such Shares into the Depositary's account at The Depository Trust Company), (ii) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, in respect of such Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal (or, in the case of the Depositary, an Agent's Message in connection with a book-entry transfer) and (iii) any other required documents.

    THE METHOD OF DELIVERY OF CERTIFICATES REPRESENTING SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE PERSON DEPOSITING THE SAME. THE OFFEROR RECOMMENDS THAT ALL SUCH DOCUMENTS BE DELIVERED BY HAND TO THE DEPOSITARY OR THE U.S. FORWARDING AGENT AND THAT A RECEIPT BE OBTAINED, OR IF MAILED, THAT REGISTERED MAIL, WITH RETURN RECEIPT REQUESTED, BE USED AND THAT PROPER INSURANCE BE OBTAINED.

    Shareholders whose Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Shares.

    The execution of a Letter of Transmittal irrevocably appoints certain senior officers of the Offeror, and each of them, and any other person designated by the Offeror in writing, as the true and lawful agent, attorney and attorney-in-fact and proxy of the holder of the Shares covered by the Letter of Transmittal with respect to Shares registered in the name of the holder of such Shares on the register of holders maintained by the Corporation and deposited under the Offer and purchased by the Offeror (the "Purchased Shares"), and with respect to any and all securities, rights, warrants or other interests issued, transferred or distributed on or in respect of the Purchased Shares on or after the date of the Offer (collectively, the "Other Securities"), effective from and after the date that the Offeror takes up and pays for the Purchased Shares (the "Effective Date"), with full power of substitution, in the name and on behalf of such Shareholders (such power of attorney being deemed to be an irrevocable power coupled with an interest), to (a) register or record, transfer and enter the transfer of Purchased Shares and any Other Securities on the appropriate register of holders of such Purchased Shares and Other Securities and the accounts books maintained by the Corporation and/or The Depository Trust Company; (b) except as may otherwise be agreed, to exercise any and all of the rights of the holder of the Purchased Shares and Other Securities, including, without limitation, the right to vote, execute and deliver any and all instruments of proxy, authorizations or consents in respect of any or all of the Purchased Shares and any or all Other Securities, revoke any such instrument, authorization or consent given prior to, on or after the Effective Date, designate in any such instruments of proxy any person or persons as the proxy or the proxy nominee or nominees of the Shareholder in respect of such Purchased Shares and such Other Securities for all purposes including, without limiting the generality of the foregoing, in connection with any meeting (whether annual, special or otherwise) of holders of securities of the Corporation (or any adjournment thereof), and execute, endorse and negotiate, for and in the name of and on behalf of the registered holder of Purchased Shares and Other Securities, any and all cheques or other instruments respecting any distribution payable to or to the order of such registered holder (other than the declared dividend of the Corporation of $0.05 per Share payable April 2, 1997 to holders of record of the Corporation at March 12, 1997), and (c) exercise any and all rights of the holder in respect of the Purchased Shares or Other Securities, all as set forth in the Letter of Transmittal. Further, a holder of Purchased Shares or Other Securities who executes a Letter of Transmittal agrees, effective from the Effective Date, not to vote any of the

Purchased Shares or Other Securities at any meeting (whether annual, special or otherwise) of holders of Shares or Other Securities and not to exercise any or all of the other rights or privileges attached to any or all instruments of proxy, authorizations or consents in respect of any or all of the Purchased Shares or Other Securities, and to designate in any such instruments of proxy the person or persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder in respect of the Purchased Shares or Other Securities. Upon such appointment, all prior proxies given by the holder of such Purchased Shares or Other Securities with respect thereto shall be revoked and no subsequent proxies may be given by such person with respect thereto. A holder of Purchased Shares or Other Securities who executes the Letter of Transmittal covenants to execute, upon request, any additional documents necessary or desirable to complete the sale, assignment and transfer of the Purchased Shares and Other Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred shall survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of the holder.

    All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which, in the opinion of its counsel, may be unlawful to accept under the laws of any jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in the deposit of any Shares. There shall be no duty or obligation on the Offeror, Volvo Construction Equipment, Volvo, the Dealer Managers, any Soliciting Dealer, the Depositary, the U.S. Forwarding Agent, the Information Agent or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give such notice. Subject to the provisions of the Acquisition Agreement and the Lock-Up Agreement, the Offeror's interpretation of the terms and conditions of the Offer (including without limitation the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery) shall be final and binding.

    The deposit of Shares pursuant to the procedures herein will constitute a binding agreement between the depositing Shareholder and the Offeror upon the terms and subject to the conditions of the Offer, including the depositing Shareholder's representation and warranty that (i) such Shareholder has full power and authority to deposit, sell, assign and transfer the Shares (and any Other Securities) being deposited and has not sold, assigned or transferred or agreed to sell, assign or transfer any of such Purchased Shares or Other Securities to any other person; (ii) such Shareholder owns the Shares (and any Other Securities) which are being deposited within the meaning of applicable securities laws, (iii) the deposit of such Shares (and any Other Securities) complies with applicable securities laws and (iv) when such Shares (and any Other Securities) are taken up and paid for by the Offeror, the Offeror will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances, claims and equities whatsoever.

    The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out above.

    TO PREVENT UNITED STATES FEDERAL BACKUP WITHHOLDING TAX WITH RESPECT TO PAYMENTS TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY OR THE U.S. FORWARDING AGENT WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENT MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 8 OF THE LETTER OF TRANSMITTAL.

4.  CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer and subject to Rule 14e-1(c) of the Exchange Act (which requires an offeror to pay the consideration offered or return the securities deposited promptly after termination or withdrawal), the Offeror will have the right to withdraw or terminate the Offer and not take up and pay for any Shares deposited under the Offer, and may extend the period of time during which the Offer is open and postpone taking up and paying for any Shares deposited under the Offer, if any of the following conditions have not been satisfied or waived by the Offeror at or prior to the Expiry Time:

    (a) there are validly deposited under the Offer and not withdrawn as at the Expiry Time a number of Shares which represents not less than 70% of the Shares outstanding (on a fully diluted basis) as at the Expiry Time (the "Minimum Condition").

    (b) (i) the Director of Investigation and Research (the "Director") appointed under the COMPETITION ACT (Canada) shall have issued an advance ruling certificate under section 102 of such Act in respect of the transaction (the "Transaction") which will result from the Offer; or (ii) the applicable waiting period under section 123 of such Act shall have expired without the Director having advised the Offeror in writing that he intends to apply to the Competition Tribunal for an order under section 92 or section 100 of such Act in respect of the Transaction or to commence an inquiry under section 10 of such Act and no application under section 9 of such Act shall have been made in respect of the Transaction;

    (c) (i) any applicable waiting periods under the HSR Act shall have terminated or expired; and (ii) any applicable waiting periods under any competition, merger control or similar law, rule, regulation, or policy or any approval or consent of any governmental authority in respect of competition or merger control matters having jurisdiction over any party to the Lock-up Agreement or the Offer or any other transaction contemplated in the Lock-up Agreement, shall have terminated or expired or been obtained, as the case may be, in respect of the Offer and such transactions, excluding for purposes of clause (ii) hereof only, however, any such law, rule, regulation or policy, or approval or consent of a governmental authority, in a jurisdiction in respect of which the Corporation derived annual revenues, directly or indirectly, in any of the last three years representing less than 10% of the Corporation's total revenues in any of such years;

    (d) (i) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign arbitrator, court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, and (ii) no law, regulation or policy shall have been proposed, enacted, promulgated or applied, in either case:

       (A) to cease trade, enjoin, prohibit or impose material limitations or conditions on or make materially more costly the purchase by or the sale to the Offeror of the Shares or the right of the Offeror to own or exercise full rights of ownership over the Shares or the consummation of any of the transactions contemplated by the Offer or, solely as to paragraph (d)(ii), to prevent the completion of a compulsory acquisition of the Shares not deposited under the Offer or which could reasonably be expected to have such an effect;

       (B) to prohibit or materially limit the ownership or operation by the Corporation or any of its subsidiaries or by the Offeror or Volvo Construction Equipment, directly or indirectly, of all or any material portion of the business or assets of the Corporation and its subsidiaries, on a consolidated basis, or the Offeror or Volvo Construction Equipment as a result of the transactions contemplated by the Offer or compel the Offeror or Volvo Construction Equipment, directly or indirectly, to dispose of or hold separate all or any material portion of the business or assets of the Corporation and its subsidiaries, on a consolidated basis, or the Offeror or Volvo Construction Equipment as a result of the transactions contemplated by the Offer; or

       (C) which has had or would have a Material Adverse Effect;

       provided, however, that in the case of any act, action, suit or proceeding taken by a private person, the Offeror shall not be required to consummate the Offer only if such act, action, suit or proceeding shall have been instituted and not just threatened and either resolved in favour of such private person as evidenced by an order, ruling or decision by any domestic or foreign arbitrator, court or tribunal or governmental agency or other regulatory authority or administrative agency or commission in Canada or elsewhere, or if, in the opinion of the Offeror, in its discretion, there is a reasonable risk that such act, action, suit or proceeding will be so resolved in favour of such private person;

    (e) there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for 100% of the Shares under the Offer;

    (f) other than as has been disclosed to Volvo Construction Equipment in writing by the Corporation prior to February 20, 1997, the Corporation or any of its subsidiaries shall not, except with the prior written approval of the Offeror, have authorized or proposed, or announced an intention to do so, and shall not have entered into any agreement, arrangement or understanding with respect to:

        (i) any action that would, individually or in the aggregate, cause a Material Adverse Effect:

        (ii) any acquisition of a material amount of assets or securities, except in the ordinary course of its respective business;

       (iii) any disposition of a material amount of assets or securities, except in the ordinary course of its respective business;

        (iv) any material change in its debt capitalization (including, but not limited to, any material increase in the amount of its borrowings) or any conversion of short term borrowings into long term borrowings;

        (v) any material capital expenditures, except in the ordinary course of its respective business;

        (vi) any material dealings of any nature whatsoever between it, on the one hand, and any of the Tendering Shareholders or any of their respective affiliates (or any insider of any of the foregoing), on the other hand, except as specifically contemplated by the Lock-up Agreement;

       (vii) entering into, modifying or terminating any agreement or arrangement with any of its senior officers or employees, except in the ordinary course of its respective business and except for the acceleration of the exercise time for currently outstanding stock options as may be necessary to satisfy the condition in paragraph
             (j) hereof;

      (viii) any release or relinquishment of any material contractual rights, except in the ordinary course of its respective business;

        (ix) agreeing or committing to guarantee the payment of indebtedness of a third party, other than any guarantee of subsidiary indebtedness in the ordinary course of business;

        (x) instituting, cancelling or modifying any pension plan or other employee benefit arrangement;

        (xi) declaring or paying any dividend or declaring, authorizing or making any distribution of or on any of its securities other than a dividend of $0.05 per Share payable on April 2, 1997 to Shareholders of record on March 12, 1997;

       (xii) the amendment of its articles or by-laws; or

      (xiii) the issuance or purchase or other acquisition of any shares of its capital stock of any class or series or of securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities (other than pursuant to (A) the exercise in accordance with their current terms of stock options currently outstanding or (B) the exercise in accordance with the current terms of currently outstanding stock options, as such terms may have been amended to accelerate the exercise time thereunder in order to satisfy the condition in paragraph (j) hereof);

       (xiv) any take-over bid or tender offer (including without limitation an issuer bid or self tender offer) or exchange offer, merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, reverse take-over, sale of substantially all its assets, sale of securities, recapitalization, liquidation, dissolution, winding up or similar transaction involving the Corporation or any of its subsidiaries or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Offer or which would or could reasonably be expected to materially dilute the benefits to the Offeror and Volvo Construction Equipment of the transactions contemplated by the Offer or a compulsory acquisition or any subsequent acquisition transaction;

    (g) there shall not have occurred (or if there shall have occurred prior to the commencement of the Offer, there shall not have been generally disclosed or Volvo Construction Equipment shall not otherwise discover, if not previously disclosed to Volvo Construction Equipment in writing prior to the commencement of the Offer) any Material Adverse Effect;

    (h) the Offeror shall have been provided with true copies of all documents and shall have been given reasonably commensurate access, in a timely manner, to all such non-public information relating to the Corporation or any of its subsidiaries, including without limitation reasonably commensurate access to such members of senior management of the Corporation or any of its subsidiaries and to such of the operations of the Corporation or any of its subsidiaries as may be given, provided or made available by the Corporation or any of its subsidiaries:

        (i) at any time after the announcement of the Offer, to any other potential acquiror of the Shares or of a significant portion of the assets of the Corporation or any of its subsidiaries, or to any person considering (or seeking such information in order to consider) any Transaction Proposal or any Acquisition Proposal; or

        (ii) at any time within 120 days prior to the announcement of the Offer, to any person who, after the announcement of the Offer, enters into an agreement relating to any Transaction Proposal or any Acquisition Proposal or otherwise makes a competing offer;

       on substantially the same terms and conditions as may be imposed on such potential acquiror or person, provided that no such term or condition shall be imposed on the Offeror that would be inconsistent with, or render the Offeror unable to complete, the acquisition of the Shares pursuant to the terms of the Offer;

    (i) the Offeror shall not become aware of any untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to February 20, 1997 in relation to all matters covered in earlier filings) in any document filed by or on behalf of the Corporation with any securities commission or similar securities regulatory authority in any of the provinces of Canada or with the SEC prior to February 20, 1997, including without limitation any annual information form, financial statement, material change report or management proxy circular or in any document so filed or released by the Corporation to the public on or following the date hereof, the effect of which untrue statement or omission constitutes a Material Adverse Effect;

    (j) all outstanding rights or entitlements of any type whatsoever to purchase or otherwise acquire authorized and unissued Shares shall have been exercised in full or irrevocably released, surrendered and waived by the holders thereof;

    (k) (i) all representations and warranties of each of the Tendering Shareholders in section 2.1 of the Lock-up Agreement shall be, as of the date made, true and correct in all material respects, and (ii) each of the Tendering Shareholders shall have performed in all material respects any covenant or complied in all material respects with any agreement to be performed by it under the Lock-up Agreement; and

    (l) all representations and warranties of the Corporation in the Acquisition Agreement shall be, as of the date made, true and correct in all respects provided such representations and warranties shall be deemed to be true and correct unless the failure to be true and correct constitutes a Material Adverse Effect, and the Corporation shall have performed in all respects any covenant or complied in all respects with any agreement to be performed by it under the Acquisition Agreement unless the failure to so perform or comply does not constitute a Material Adverse Effect.

    The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances (including any action or inaction by the Offeror) giving rise to such assertion or may be waived by the Offeror, in whole or in part at any time and from time to time, in its sole discretion and shall be exclusive of any other right which the Offeror may have under the Offer. The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed to constitute a waiver of any such right, the waiver of any such right with respect to particular facts or other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an on-going right which may be asserted at any time and from time to time by the Offeror. Any determination by the Offeror concerning the foregoing conditions shall be final and binding upon all parties. If the Offeror waives a material condition of the Offer and the Offer is scheduled to expire within five business days thereof, the Offeror will extend the Offer so that it remains open for at least five business days from the date of such waiver.

    Any waiver of a condition or the withdrawal of the Offer shall be effective on the day on which written notice or other communication confirmed in writing by the Offeror to that effect is given to the Depositary at its principal office in Toronto. The Offeror, forthwith after giving any such notice, shall make a public announcement of such waiver or withdrawal, shall cause the Depositary, if required by law, as soon as practicable thereafter to notify the Shareholders in the manner set forth in Section 11 of the Offer, "Notice and Delivery," and shall provide a copy of the aforementioned notice to the TSE, the ME and the NASDAQ-NMS. If the Offer is withdrawn, then the Offeror shall not be obligated to take up or pay for any Shares deposited under the Offer and the Depositary will promptly return all certificates for deposited Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited.

5.  EXTENSION AND VARIATION OF THE OFFER

    The Offer is open for acceptance until, but not after, the Expiry Time.

    Subject to applicable laws, rules, regulations and interpretive positions with respect thereto of appropriate governmental authorities, the Offeror reserves the right, in its sole discretion, at any time and from time to time during the Offer Period (or otherwise as permitted by applicable law) to extend the Expiry Time or to vary the Offer by giving written notice or other communication confirmed in writing of such extension or variation to the Depositary at its principal office in Toronto, and by causing the Depositary to provide as soon as practicable thereafter a copy of such notice, in the manner set forth in Section 11 of the Offer, "Notice and Delivery," to all holders of Shares. In accordance with the provisions of the Lock-up Agreement and the Acquisition Agreement, the Offeror may vary the terms of the Offer solely to effect one or more of the following: (i) an increase in the consideration offered for the Shares; (ii) an extension of the period during which Shares may be deposited under the Offer; (iii) a waiver of any condition of the Offer or a reduction in the percentage of Shares required to be deposited pursuant to the Minimum Condition; and (iv) compliance with applicable securities laws. The Offeror shall, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation, in the case of an extension, no later than 9:00 a.m., Toronto time, on the next business day after the previously scheduled Expiry Time. During any such extension or variation, all Shares previously deposited and not withdrawn will remain subject to the Offer, subject to the right of a depositing Shareholder to withdraw such holder's Shares. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to Shareholders in connection with the Offer be promptly disseminated to Shareholders in a manner reasonably designed to inform Shareholders of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. The Offeror will provide a copy of the notice of extension or variation to the TSE, the ME and the NASDAQ-NMS. Subject to the foregoing, any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto.

    Where the terms of the Offer are varied, the period during which Shares may be deposited pursuant to the Offer shall not expire before ten calendar days after the notice of variation has been mailed, delivered or otherwise properly communicated to Shareholders, or, in the case of an increase in the consideration offered in the Offer, ten business days, from and including the date the notice of variation has been given to Shareholders, unless otherwise permitted by applicable law. The Offeror confirms that if it makes a material variation in the terms of the Offer or the information concerning the Offer, the Offeror will extend the Offer to the extent required under applicable law.

    During any such extension or in the event of any variation, all Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms hereof, subject to Section 6 of the Offer, "Payment for Deposited Securities," and to Section 7 of the Offer, "Withdrawal of Deposited Securities." An extension of the Expiry Time or a variation of the Offer does not constitute a waiver by the Offeror of its rights under Section 4 of the Offer, "Conditions of the Offer."

    If the consideration being offered for the Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Shares are taken up and paid for under the Offer.

6.  PAYMENT FOR DEPOSITED SECURITIES

    If all the conditions referred to in Section 4 of the Offer, "Conditions of the Offer," have been satisfied or waived by the Offeror at the Expiry Time, the Offeror will become obligated to take up and pay for all Shares validly deposited under the Offer (and not withdrawn not later than the Expiry Time) and to pay for the Shares taken up promptly, but in any event not later than three days after taking up the Shares.

    Subject to applicable laws, rules and regulations, the Offeror expressly reserves the right in its sole discretion to delay taking up or paying for any Shares or to terminate the Offer and not take up or pay for any Shares if any condition specified in Section 4 of the Offer, "Conditions of the Offer," is not satisfied or waived by the Offeror, in whole or in part, by giving written notice thereof or other communication confirmed in writing to the Depositary at its principal office in Toronto. The Offeror will be deemed to have taken up and accepted for payment Shares validly deposited and not withdrawn pursuant to the Offer if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary at its principal office in Toronto of its acceptance for payment of such Shares pursuant to the Offer.

    The Offeror will pay for Shares validly deposited pursuant to the Offer and not withdrawn and taken up by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to the holders of such Shares.

    Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Shares on the purchase price of Shares purchased by the Offeror, regardless of any delay in making such payment.

    The Depositary will act as the agent of persons who have deposited Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Shares.

    Settlement will be made by the Depositary issuing or causing to be issued a cheque payable in Canadian dollars unless the person who deposits the Shares elects payment in United States dollars by checking the currency election box provided for in the Letter of Transmittal, in which case the cheque will be in United States dollars, in each case in the amount to which such Shareholder is entitled. The amount payable in United States dollars will be determined on the basis of the rate of exchange available to the Depositary from a Canadian chartered bank on the day upon which payment is made (net of any applicable commissions or exchange charges). See Section 1 of the Offer, "The Offer". Unless otherwise directed by the Letter of Transmittal, the cheque will be issued in the name of the registered holder of the Shares so deposited. Unless the person depositing the Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, cheques will be forwarded by first class mail to such persons at the address specified in the Letter of Transmittal. If no address is specified, cheques will be forwarded to the address of the holder as shown on the registers maintained by the Corporation.

    Depositing Shareholders will not be obligated to pay brokerage fees or commissions if they accept the Offer by depositing their Shares directly with the Depositary or the U.S. Forwarding Agent or if they use the services of the Dealer Managers or a Soliciting Dealer to accept the Offer. Transfer taxes, if any, on the purchase of Shares will be paid by the Offeror.

    TO PREVENT UNITED STATES FEDERAL BACKUP WITHHOLDING TAX WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY OR THE U.S. FORWARDING AGENT WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 8 OF THE LETTER OF TRANSMITTAL.

7.  WITHDRAWAL OF DEPOSITED SECURITIES

    Except as otherwise stated in this Section 7 of the Offer, all deposits of Shares pursuant to the Offer are irrevocable. Any Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder (unless otherwise required or permitted by applicable law):

    (a) at any time before the Expiry Time; and

    (b) at any time after April 10, 1997, provided that the Shares have not been taken up and paid for by the Offeror prior to the receipt by the Depositary or the U.S. Forwarding Agent of the notice of withdrawal in respect of such Shares.

    In addition, if after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer, a change occurs in the information contained in the Offer or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer, unless such change is not within the control of the Offeror or of any affiliate of the Offeror, any Shares deposited under the Offer and not taken up and paid for by the Offeror at such time may be withdrawn by or on behalf of the depositing Shareholder, as the case may be, at the place of deposit at any time until the expiration of ten calendar days after the date upon which the notice of such change is mailed, delivered or otherwise communicated, subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities.

    In order for any withdrawal to be made, notice of the withdrawal must be in writing (which includes a telegraphic communication or notice by electronic means that produces a printed copy), and must be actually received by the Depositary or the U.S. Forwarding Agent at the place of deposit of the applicable Shares (or Notice of Guaranteed Delivery in respect thereof) within the period permitted for withdrawal. Any such notice of withdrawal must be (i) signed by or on behalf of the person who signed the Letter of Transmittal that accompanied the Shares to be withdrawn (or Notice of Guaranteed Delivery in respect thereof), and (ii) specify such person's name, the number of Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Shares to be withdrawn. Any signature on a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in the Letter of Transmittal (as described in the instructions set out in such letter), except in the case of Shares deposited for the account of an Eligible Institution. The withdrawal shall take effect upon receipt of the written notice by the Depositary or the U.S. Forwarding Agent. If Shares have been deposited pursuant to the procedures for book-entry transfer in the United States as set forth in Section 3 of the Offer, "Manner of Acceptance -- ACCEPTANCE BY BOOK-ENTRY TRANSFER IN THE UNITED STATES," any notice of withdrawal must also specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn Shares.

    All questions as to the validity (including timely receipt) and form of notices of withdrawal shall be determined by the Offeror, in its sole discretion, and such determination shall be final and binding. There shall be no duty or obligation on the Offeror, Volvo Construction Equipment, Volvo, the Depositary, the Dealer Managers, any Soliciting Dealer, the U.S. Forwarding Agent, the Information Agent or any other person to give notice of any defect or irregularity in any notice of withdrawal and no liability shall be incurred by any of them for failure to give any such notice.

    If the Offeror extends the Offer, is delayed in taking up or paying for Shares or is unable to take up or pay for Shares for any reason, then, without prejudice to the Offeror's other rights, Shares deposited under the Offer may be retained by the Depositary or the U.S. Forwarding Agent on behalf of the Offeror except to the extent that depositing holders thereof are entitled to withdrawal rights as set forth in this Section 7 or pursuant to applicable law.

    Shares withdrawn will be deemed not validly deposited for the purposes of the Offer, but may be redeposited at any subsequent time on or prior to the Expiry Time by following any of the applicable procedures described in Section 3 of the Offer, "Manner of Acceptance."

    In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See "Statutory Rights" in the Circular.

8.  RETURN OF DEPOSITED SECURITIES

    Any deposited Shares not taken up and paid for by the Offeror for any reason, or if certificates are submitted for more Shares than are deposited, certificates for Shares not deposited, will be returned at the Offeror's expense by either sending new certificates representing Shares not purchased or by returning the deposited certificates (and other relevant documents) or, in the case of Shares deposited by book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in Section 3 of the Offer, "Manner of Acceptance -- ACCEPTANCE BY BOOK-ENTRY TRANSFER IN THE UNITED STATES," such Shares will be credited to the depositing holder's account maintained with The Depository Trust Company.

    The certificates (and other relevant documents) will be forwarded by first class mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the registers maintained by the Corporation as soon as practicable following the Expiry Time or withdrawal or termination of the Offer, as the case may be.

9.  DIVIDENDS AND DISTRIBUTIONS

    If, on or after February 20, 1997, the Company should split, consolidate or otherwise change any of the Shares or its capitalization, or shall disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of the Offer, "Conditions of the Offer," make such adjustments as it deems appropriate to the purchase price or other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor) to reflect such split, combination or other change.

    Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom including, without limitation, the right to all dividends (other than the declared dividend of the Corporation of $0.05 per Share payable April 2, 1997 to holders of record of the Corporation at March 12, 1997), distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or after February 20, 1997 on or in respect of the Shares. Subject to the foregoing, if the Company should declare or pay any cash dividend (other than the declared dividend of the Corporation of $0.05 per Share payable April 2, 1997 to holders of record of the Corporation at March 12, 1997) or stock dividend, or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any of the Shares which is or are payable or distributable to the Shareholders of record on a record date which is prior to the date of transfer into the name of the Offeror or its nominees or transferees on the Company's share register of such Shares following acceptance thereof for purchase pursuant to the Offer, then without prejudice to the Offeror's rights under Section 4 of the Offer, "Conditions of the Offer," (i) in the case of cash dividends, distributions or payments, the amount of the dividends, distributions or payments shall be received and held by the depositing Shareholders for the account of the Offeror until the Offeror pays for such Shares, and to the extent that such dividends, distributions or payments do not exceed the purchase price per Share payable by the Offeror pursuant to the Offer, the purchase price per Share payable by the Offeror pursuant to this Offer will be reduced by the amount of any such dividend, distribution or payment, and (ii) in the case of non-cash dividends, distributions, payments, rights or other interests, the whole of any such non-cash dividend, distribution, payment, right or other interest, and in the case of any cash dividends, distributions or payments in an amount that exceeds the purchase price per Share, the whole of any such cash dividend, distribution or payment, will be received and held by the depositing Shareholders for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Shareholders to the Depositary for the account of the

Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such dividend, distribution, payment, right or other interest and may withhold the entire purchase price payable by the Offeror pursuant to this Offer or deduct from the purchase price payable by the Offeror pursuant to this Offer the amount of value thereof, as determined by the Offeror in its sole discretion.

10. MAIL SERVICE INTERRUPTION

    Notwithstanding the provisions of the Offer, the Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery, cheques in payment for Shares purchased pursuant to the Offer and certificates representing Shares to be returned will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary or the U.S. Forwarding Agent at which the Shares for which the cheques are being issued were deposited, upon application to the Depositary or the U.S. Forwarding Agent, until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror shall provide notice of any such determination not to mail made under this Section 10 as soon as reasonably practicable after the making of such determination and in accordance with Section 11 of the Offer, "Notice and Delivery." Notwithstanding Section 6 of the Offer, "Payment for Deposited Securities," the deposit of cheques with the Depositary or the U.S. Forwarding Agent for delivery to the depositing Shareholders in such circumstances shall constitute delivery to the persons entitled thereto and the Shares shall be deemed to have been paid for immediately upon such deposit.

11. NOTICE AND DELIVERY

    Without limiting any other lawful means of giving notice and except as otherwise expressly provided herein, any notice that the Offeror or the Depositary or the U.S. Forwarding Agent may give or cause to be given under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered holders of Shares at their respective addresses as shown on the registers maintained by the Corporation and will be deemed to have been received on the first day following the date of mailing which is not a Saturday, Sunday or statutory holiday. These provisions apply notwithstanding any accidental omission to give notice to any one or more holders of Shares and notwithstanding any interruption of postal service in Canada, the United States or elsewhere following mailing. In the event of any interruption of postal service following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada, the United States or elsewhere are not open for the deposit of mail, or there is reason to believe there is or could be a disruption in all or part of the postal service, any notice which the Offeror, the Depositary or the U.S. Forwarding Agent may give or cause to be given under the Offer, except as otherwise provided herein, will be deemed to have been properly given and to have been received by holders of Shares if: (i) it is given to the TSE, the ME and the NASDAQ-NMS for dissemination through their facilities; (ii) it is published once in the National Edition of The Globe and Mail, in The Wall Street Journal and in daily newspapers of general circulation in each of the French and English languages in the city of Montreal, provided that if the National Edition of The Globe and Mail is not being generally circulated, publication shall be made in The Financial Post or any other daily newspaper of general circulation published in the city of Toronto; or (iii) it is given to the Dow Jones News Service.

    Wherever the Offer calls for documents to be delivered to the Depositary or the U.S. Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at any one of the addresses listed for the Depositary or the U.S. Forwarding Agent in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary or the U.S. Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

12. ACQUISITION OF SECURITIES NOT DEPOSITED

    If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the issued and outstanding Shares (other than Shares held at the date hereof by or on behalf of the Offeror or its affiliates or associates), then the Offeror intends to acquire the remaining Shares pursuant to the compulsory acquisition provisions of the CBCA. If the Offeror takes up and pays for Shares validly deposited under the Offer and the compulsory acquisition provisions of the CBCA are not available, then the Offeror anticipates that it will propose an amalgamation, statutory arrangement or other transaction as a consequence of which the interest of any Shareholder whose Shares have not been taken up and paid for may be terminated without the consent of such Shareholder. See "Acquisition of Shares Not Deposited" in the Circular.

13. MARKET PURCHASES AND SALES OF SHARES

    The Offeror has no present intention of purchasing Shares in the market while the Offer is outstanding.

14. OTHER TERMS OF THE OFFER

    The Offer and all contracts resulting from acceptance hereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the jurisdiction of the courts of the Province of Ontario and the courts of appeal therefrom.

    NO BROKER, DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR, VOLVO CONSTRUCTION EQUIPMENT OR VOLVO NOT CONTAINED HEREIN OR IN THE CIRCULAR, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NO BROKER, DEALER, SALESPERSON OR OTHER PERSON SHALL BE DEEMED TO BE THE AGENT OF THE OFFEROR, VOLVO CONSTRUCTION EQUIPMENT, VOLVO, THE DEPOSITARY, THE DEALER MANAGERS, ANY SOLICITING DEALER, THE U.S. FORWARDING AGENT OR THE INFORMATION AGENT FOR THE PURPOSE OF THE OFFER. IN ANY JURISDICTION IN WHICH THE OFFER IS REQUIRED TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE MADE ON BEHALF OF THE OFFEROR BY BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

    Subject to the provisions of the Acquisition Agreement and the Lock-up Agreement, the Offeror shall, in its sole discretion, be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawals of Shares, including, without limitation, the satisfaction or non-satisfaction of any condition, the validity, time and effect of any deposit of Shares or notice of withdrawal of Shares, and the due completion and execution of Letters of Transmittal and Notices of Guaranteed Delivery. The Offeror reserves the right to waive any defect in acceptance with respect to any particular Share or any particular Shareholder. There shall be no obligation on the Offeror, Volvo Construction Equipment, Volvo, the Dealer Managers, any Soliciting Dealer, the Depositary, the U.S. Forwarding Agent or the Information Agent to give notice of any defects or irregularities in acceptance and no liability shall be incurred by any of them for failure to give any such notification.

    The Offer is not being made to, nor will deposits be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Shares in any such jurisdiction.

    The accompanying Circular together with the Offer constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer.

                                          DATED at Toronto, Ontario, February
                                          24, 1997.

                                                   VCE Acquisition Inc.

                                               By: (Signed) Bengt Ovlinger
                                                        President

                                    CIRCULAR

    The following information is supplied with respect to the accompanying Offer dated February 24, 1997 by the Offeror, comprising an offer to purchase all of the issued and outstanding Shares, including Shares which may become outstanding on the exercise of currently outstanding options, warrants or rights to acquire Shares at a price of Cdn$15.00 in cash for each Share.

    The information concerning the Corporation contained in the Offer and this Circular has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities, the SEC and other public sources or was provided by the Corporation. Although none of Volvo Construction Equipment, the Offeror or Volvo has any knowledge that would indicate that any statements contained herein taken from or based upon such documents and records are untrue or incomplete, none of Volvo Construction Equipment, the Offeror, Volvo or any of their respective directors or officers takes any responsibility for the accuracy or completeness of the information taken from or based upon such documents and records, or for any failure by the Corporation to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Volvo Construction Equipment, the Offeror or Volvo.

    The terms and provisions of the Offer are incorporated into and form part of this Circular and holders of Shares should refer to the Offer for details of the terms and conditions of the Offer, including details as to payment and withdrawal rights. Terms defined in the Offer but not defined in this Circular have the same meaning herein as in the Offer unless the context otherwise requires.

              VOLVO CONSTRUCTION EQUIPMENT, THE OFFEROR AND VOLVO

VOLVO CONSTRUCTION EQUIPMENT

    Volvo Construction Equipment, a company organized under the laws of The Netherlands, is a major manufacturer of construction equipment. Volvo Construction Equipment's product range has approximately 80 different models, used primarily by customers in construction, sand and gravel operations, quarries, industrial handling, rental/plant hire and mining. Volvo Construction Equipment provides products and support to a wide range of customers in approximately 100 countries. Volvo Construction Equipment is a wholly-owned subsidiary of Volvo. The registered office of Volvo Construction Equipment is located at Coenecoop 55, NL - 2741 Waddinxveen, The Netherlands (telephone number: 31-182-62-21-80).

THE OFFEROR

    The Offeror was incorporated under the CBCA on February 7, 1997 and is a wholly-owned subsidiary of Volvo Construction Equipment and an indirect, wholly-owned subsidiary of Volvo. The Offeror was organized for the purposes of making the Offer and has not carried on any activities to date other than those incident to its formation and the commencement of the Offer. The registered office of the Offeror is located at Suite 6600, 100 King Street West, Toronto, Ontario, M5X 1B8 (telephone number: 416-362-2111).

VOLVO

    Volvo, a company organized under the laws of Sweden, and its subsidiaries are an international automotive and transport vehicle group, with 70,000 employees, production facilities in more than 20 countries and has sales and provides services worldwide. Volvo provides a range of transportation related products and services. Volvo occupies a strong position as a car producer within its segment and is among the world leaders in heavy commercial vehicles such as trucks, buses and construction equipment as well as in drive systems for marine and industrial applications. In the aircraft engine field, Volvo has substantial resources for the overhaul of engines and the development of engine components. Volvo's Class A and B shares are listed on the Stockholm Stock Exchange. Volvo's Class B Shares are listed on the London, Frankfurt am Main, Dusseldorf, Hamburg, Paris, Brussels, Antwerpen, Tokyo, Zurich, Basel, and Geneva Stock Exchanges. American Depositary Receipts representing

Volvo's Class B shares trade on the NASDAQ-NMS. The principal executive office of Volvo is located at Volvo Bergegards vag, Goteborg, Sweden (telephone number:
46-31-59-00-00).

    Volvo is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Volvo's business, operating results, financial condition, directors and executive officers, and other matters is required to be disclosed in annual and other reports filed with the SEC. Such reports and other information may be inspected at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and may also be available for inspection at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies may be obtained, by mail, for prescribed rates from the principal office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

    The name, citizenship, business address, present principal occupation or employment and certain additional information required pursuant to the Exchange Act and the rules and regulations promulgated thereunder with respect to each of the directors and the executive officers of Volvo, Volvo Construction Equipment and the Offeror are set out in Schedule "A" hereto.

    The selected consolidated financial data of Volvo set forth below have been derived from the audited consolidated financial statements of Volvo for each of the years in the three-year period ended December 31, 1995 and the unaudited consolidated financial statements of Volvo for the nine-month periods ended September 30, 1996 and 1995. The selected consolidated financial data set forth below should be read in conjunction with and are qualified in their entirety by the financial statements and accompanying notes contained in Volvo's Annual Report on Form 20-F for the year ended December 31, 1995 and the financial information contained in Volvo's Reports on Form 6-K filed with the SEC since January 1, 1996 which are hereby incorporated by reference herein.

    The Volvo financial statements are presented in Swedish Kronor ("SEK") and are prepared in accordance with the Swedish Companies Act ("Swedish reporting"), which differ in certain respects from generally accepted accounting principles in the United States ("U.S. GAAP"). For a discussion of the differences between Swedish reporting and U.S. GAAP, which materially affects Volvo's net income and shareholders' equity, see Volvo's Annual Report on Form 20-F for the year ended December 31, 1995.

                  (IN MILLIONS OF SEK, EXCEPT PER SHARE DATA)

                                                                    NINE MONTHS ENDED
                                                                      SEPTEMBER 30,
                                                                   --------------------
                                                                     1996       1995       1995       1994       1993
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                       (unaudited)
Income statement data:
  Sales..........................................................    113,640    129,124    171,511    155,866    111,155
  Net income (loss)..............................................     10,668      7,509      9,262     13,230     (3,466)
  Net income (loss) per share....................................      26.70      22.40      20.20      31.80      (8.90)

Amounts in accordance with US GAAP
  Net income (loss)..............................................        N/A        N/A     12,935     14,122      2,938
  Net income (loss) per share....................................        N/A        N/A      28.20      34.60       7.90

Balance sheet data (at end of period):
  Total current assets...........................................     80,977     82,910     76,141     78,374     70,256
  Total assets...................................................    137,482    145,670    138,699    138,582    134,516
  Long-term debt.................................................     24,094     25,360     27,125     22,200     25,784
  Total shareholders' equity.....................................     55,561     50,439     51,200     43,332     27,088

Amounts in accordance with US GAAP
  Total shareholders' equity.....................................        N/A        N/A     68,859     50,953     28,836

    On February 19, 1997, Volvo announced that net income of the Volvo Group in 1996 increased to SEK 12.5 billion, compared with net income of SEK 9.3 billion in 1995, and income per share in 1996 increased to SEK 26.90, compared to SEK
20.20 in 1995.

                                THE CORPORATION

    The Corporation, a corporation incorporated under the laws of Canada, is a manufacturer of road building and maintenance equipment. The Corporation's product lines include road graders, compaction rollers, asphalt pavers and snow and ice removal equipment. The Corporation markets its products through a worldwide network of 178 independent dealers operating over 330 sales and service outlets in 90 countries. The Corporation also operates five retail outlets in Ontario, Canada, through a wholly-owned subsidiary, Champion Road Machinery Sales Ltd. The address of the Corporation's principal executive office is Xerox Building, Suite 2204, 180 Columbia Street West, Waterloo, Ontario, N2L 3L3 (telephone number: (519) 884-6000).

    The Corporation is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Corporation's business, operating results, financial condition, and other matters, is filed with the SEC. Such reports and other information may be examined at, and copies may be obtained from the SEC.

    Set forth below is certain selected consolidated financial information relating to the Corporation and its subsidiaries which has been excerpted or derived from the financial statements of the Corporation provided by the Corporation to the Offeror for the fiscal year ended December 31, 1996. More comprehensive financial information is included in financial statements filed by the Corporation with certain Canadian securities regulatory authorities and the SEC. The financial information that follows is qualified in its entirety by reference to such financial and other documents and all the financial information (including any related notes) contained therein. Such reports and other documents may be examined at, and copies may be obtained from, the SEC.

    The Corporation's financial statements are presented in Canadian dollars and are prepared in accordance with Canadian GAAP, which differs in certain respects from U.S. GAAP.

       (IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT EARNINGS PER SHARE DATA)

                                                                                                DECEMBER 31,
                                                                                     ----------------------------------
                                                                                        1996        1995        1994
                                                                                     ----------  ----------  ----------
Statement of Operations Data:
  Net sales........................................................................  $  200,003  $  225,741  $  176,335
  Operating income.................................................................       3,302      15,184      15,178
  Net income.......................................................................       1,679       9,502       9,293
  Earnings per share
    Basic..........................................................................        0.15        0.85        0.90
    Fully diluted..................................................................        0.15        0.84        0.89

Balance Sheet Data (at period end):
  Total current assets.............................................................  $   63,421  $   71,653
  Total assets.....................................................................      90,503      88,647
  Total current liabilities........................................................      29,497      32,431
  Long-term debt...................................................................       5,416      --
  Total shareholders' equity.......................................................      55,590      56,143

                            BACKGROUND TO THE OFFER

    On January 6 and January 7, 1997 representatives of Volvo Construction Equipment met with representatives of the Corporation, including Arthur Church and Dennis Vollmershausen, the President and Executive Vice-

President of the Corporation, respectively, to pursue earlier discussions between the parties as to the appointment of Volvo Construction Equipment as the Corporation's exclusive distributor in Brazil. At the conclusion of these meetings, the possibility of a joint venture arrangement or other distribution agreements between the parties was introduced. In separate discussions, Bengt Ovlinger, the President of Volvo Construction Equipment raised with Arthur Church the possibility of Volvo Construction Equipment acquiring the Corporation. The parties subsequently agreed to visit Volvo Construction Equipment's facilities in Sweden on January 28, 1997.

    William Walsh, Chairman of the board of directors of the Corporation, Arthur Church and other representatives of the Corporation met with representatives of Volvo Construction Equipment in Eskilstuna, Sweden from January 28, 1997 to January 30, 1997 to discuss Volvo Construction Equipment's business and tour certain facilities. A possible acquisition transaction was discussed generally by the parties and, on January 30, 1997, Sten Langenius, Executive Chairman of Volvo Construction Equipment and Executive Vice-President of Volvo and William Walsh discussed further the possibility of an acquisition of the Corporation by Volvo Construction Equipment and discussed Mr. Walsh's initial views as to the pricing of such an acquisition.

    The Corporation's representatives returned to Canada, and representatives of Volvo Construction Equipment, together with its financial advisors, continued to review publicly available information regarding the business of the Corporation and to consider a potential acquisition.

    Mr. Langenius continued discussions by telephone with Mr. Walsh on February 5, 1997 through February 7, 1997 culminating in a general concurrence on a range of prices at which Mr. Walsh might recommend the sale of the Shares controlled by Mr. Walsh, all subject to Volvo Construction Equipment's need to complete a due diligence investigation as to the business of the Corporation, approval by the board of directors of Volvo, Volvo Construction Equipment and the Corporation, respectively, and agreement from a significant number of the Shareholders that they would tender their Shares into a proposed Volvo Construction Equipment offer to be made by way of a public take-over bid for all of the Corporation's outstanding Shares.

    It was agreed that Volvo Construction Equipment representatives would travel to Toronto to continue the discussions between Messrs. Langenius and Walsh.

    Following discussions between Michael J. Mudler and Hakan Jonsson, the Senior Vice President, Finance & Administration and Vice-President and General Counsel of Volvo Construction Equipment, respectively, and representatives of the Corporation, it was agreed that the board of directors of the Corporation would consider, at its regularly scheduled board meeting to be held on February 12, 1997, granting Volvo Construction Equipment access to the Corporation and its books and records for due diligence purposes. On February 12, 1997, Volvo Construction Equipment and the Corporation entered into a confidentiality agreement.

    Pursuant to the confidentiality agreement, Volvo Construction Equipment agreed to keep confidential certain information relating to the Corporation to be made available to it. Volvo Construction Equipment also agreed not to acquire any Shares of the Corporation without the approval of the board of directors of the Corporation, unless the acquisition was pursuant to an offer made to all Shareholders or in response to a competing acquisition transaction. Following the execution of the confidentiality agreement, Volvo Construction Equipment's representatives commenced a review of the books and records of the Corporation made available to them.

    The Lock-up Agreement with certain Shareholders of the Corporation described under "Arrangements with Certain Shareholders of the Corporation" and the Acquisition Agreement described under "Arrangements with the Corporation" were negotiated during the period from February 10, 1997 to February 20, 1997 and ultimately executed on February 20, 1997. During this period, the parties agreed to a price of Cdn$15.00 per Share to be offered by Volvo Construction Equipment under the Offer, subject to the approval of the respective boards of directors of Volvo Construction Equipment and Volvo and the Corporation's board of directors.

    At a meeting of the board of directors of Volvo held on February 19, 1997 the making of the Offer was approved. The Offeror understands that at a subsequently held meeting of the board of directors of the Corporation on February 19, 1997, the Corporation approved the execution and delivery of the Acquisition Agreement and unanimously resolved to recommend to the holders of the Shares that they accept the Offer. Subsequent to this meeting, the Lock-up Agreement and the Acquisition Agreement described under "Arrangements with Certain Shareholders of the Corporation" and "Arrangements with the Corporation" respectively, were executed and public announcements with respect to the Offer were made by Volvo Construction Equipment and the Corporation.

                       ARRANGEMENTS WITH THE CORPORATION

    The Acquisition Agreement sets forth the terms and conditions upon and subject to which the Offer is to be effected. The conditions permitted by the Acquisition Agreement to be contained in the Offer are the conditions set forth in Section 4 of the Offer.

    Volvo Construction Equipment and the Corporation have agreed in the Acquisition Agreement that the terms of the Offer may be varied solely to (i) increase the consideration offered for the Shares, (ii) extend the period during which Shares may be deposited under the Offer, (iii) waive any condition of the Offer or reduce the Minimum Condition, or (iv) comply with applicable securities laws.

    Volvo Construction Equipment has agreed in the Acquisition Agreement that, subject to the terms and upon the conditions of the Acquisition Agreement, it shall cause the Offeror to take up the Shares deposited under the Offer and pay for such Shares in accordance with applicable Canadian and U.S. securities laws.

    In the Acquisition Agreement, the Corporation has agreed that, provided at least a majority of the outstanding Shares on a fully diluted basis are acquired pursuant to the Offer, if requested by Volvo Construction Equipment, the Corporation shall, following the take up of and payment for the Shares to be purchased pursuant to the Offer, use all reasonable efforts to cause the Applicable Percentage (as defined below) of directors of the Corporation (and of members of each committee of the board of directors of the Corporation and members of the boards of directors of each subsidiary of the Corporation) to consist of persons designated or selected by Volvo Construction Equipment. The "Applicable Percentage" means the ratio of (i) the total voting power of all Shares accepted for payment and taken up and paid for pursuant to the Offer to
(ii) the total voting power of the outstanding voting securities of the Corporation, rounded to the nearest whole number and expressed as a percentage.

    The Acquisition Agreement contains certain representations and warranties of Volvo Construction Equipment, the Offeror and the Corporation. The representations and warranties of the Corporation relate to: corporate organization and qualification; authority relative to agreements; conflicts and required filings and consents; securities regulatory authorities filings and financial statements; absence of certain changes or events; absence of litigation; and environmental matters. The representations and warranties of Volvo Construction Equipment relate to: corporate organization; authority relative to agreements; conflicts and required filings and consents; and the availability of sufficient funds.

    Pursuant to the Acquisition Agreement, the Corporation has agreed that, during the period from February 20, 1997 to the time (the "Effective Time") of the first appointment or election to the board of directors of the Corporation of persons designated by Volvo Construction Equipment, unless Volvo Construction Equipment shall otherwise agree, the Corporation shall conduct the business and affairs of the Corporation and its subsidiaries in the ordinary course and in a manner consistent with past practice and in compliance with applicable laws and the Corporation shall use its reasonable efforts to preserve intact the business organization of the Corporation and its subsidiaries and to preserve the present relationships of the Corporation and its subsidiaries with customers, suppliers and other persons with which the Corporation or any of its subsidiaries have business relations. By way of amplification, the Corporation has agreed not to directly or indirectly do, or propose or commit to do, anything which would cause any of the conditions to the Offer to not be satisfied.

    Pursuant to the Acquisition Agreement, the Corporation has agreed that neither it nor any of its subsidiaries shall, nor shall the Corporation or any of its subsidiaries authorize or permit any of its officers, directors or employees or representatives, to solicit or encourage any inquiries, submissions or offers as to or in connection with the making of, or provide information to, or respond to any person making, any offer or proposal with respect to a Transaction Proposal.

    The Acquisition Agreement does not prohibit the board of directors of the Corporation from (i) considering, negotiating, approving or recommending to Shareholders, or providing information to a potential acquiror pursuant to, or taking any necessary steps to implement any BONA FIDE written Transaction Proposal at a price exceeding $15.00 per Share which the board of directors of the Corporation determines in good faith would, if consummated in accordance with its terms, result in a transaction more favourable to all Shareholders than the consummation of the Offer, or (ii) taking such action as may be required to fulfill its fiduciary or statutory duties. The Corporation has agreed to promptly inform Volvo Construction Equipment of the terms and conditions of such Transaction Proposal and the identity of the person making it.

    The Acquisition Agreement terminates at the Effective Time and may be earlier terminated prior to the Effective Time:

    (a) by Volvo Construction Equipment or the Corporation if any court of competent jurisdiction or other governmental body located or having jurisdiction within Canada or the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that such right of termination shall not be available to any party if such party shall have failed to make reasonable efforts to prevent or contest the imposition of such injunction or action and such failure materially contributed to such imposition;

    (b) by the Corporation if Shares deposited under the Offer have not, for any reason whatsoever been taken up and paid for on or before May 25, 1997; and

    (c) by Volvo Construction Equipment if (i) the Offer has been terminated, withdrawn or otherwise expires in accordance with its terms; or (ii) there shall have been a material breach of any representation or warranty on the part of the Corporation contained in the Acquisition Agreement; for this purpose, a material breach is a breach that, individually or in the aggregate, constitutes a Material Adverse Effect; (iii) there shall have been a breach of any covenant or agreement on the part of the Corporation contained in the Acquisition Agreement which individually or in the aggregate, constitutes a Material Adverse Effect (provided that in such case Volvo Construction Equipment shall give not less than five days prior notice to allow the Corporation to cure any breach before exercising its right of termination); or (iv) the board of directors of the Corporation shall have withdrawn or modified (including by amendment of the Directors' Circular) in a manner determined by Volvo Construction Equipment to be adverse to Volvo Construction Equipment or the Offeror its approval or recommendation of the Offer, the Acquisition Agreement or the transactions contemplated thereby or by the Lock-Up Agreement or shall have approved or recommended a Transaction Proposal, or shall have resolved to effect any of the foregoing.

    Except as specifically provided below, Volvo Construction Equipment shall each bear its own expenses in connection with the Acquisition Agreement and the transactions contemplated thereby. Provided that the Offer is made and is not withdrawn or allowed to expire, other than as a result of the failure to satisfy any of the conditions to the Offer, and a Transaction Proposal (which for such purpose shall include a take-over bid, tender offer or exchange offer only if such offer is for at least a majority of the outstanding Shares on a fully diluted basis) is announced, commenced or made at any time prior to May 25, 1997 and is thereafter completed (whether before or after May 25, 1997), the Corporation will pay to Volvo Equipment Corporation a fee of $5,000,000.

           ARRANGEMENTS WITH CERTAIN SHAREHOLDERS OF THE CORPORATION

    Simultaneously with the execution of the Acquisition Agreement, Volvo Construction Equipment and the Tendering Shareholders entered into the Lock-up Agreement. The Tendering Shareholders include (i) Walsh Family 1989 Trust, over which William D. Walsh, Chairman of the board of directors of the Corporation, exercises control or direction, (ii) Ferris Family 1987 Trust, over which Robert
A. Ferris, Secretary and a director of the Corporation, exercises control or direction, (iii) Leach Family 1980 Trust, over which J. Frank Leach, a director of the Corporation, exercises control or direction, (iv) O'Brien Family Limited Partnership and the R. O'Brien and Mary Ann O'Brien Revocable Trust dated 7/24/84, over each of which Raymond F. O'Brien, a director of the

Corporation, exercises control or direction, (v) Arthur F. Church, President, Chief Executive Officer and a director of the Corporation, (vi) Dennis W. Vollmershausen, Executive Vice-President and a director of the Corporation, and
(vii) 3018202 Canada Inc., over which Mr. Vollmershausen exercises control or direction.

    Under the Lock-up Agreement, the Tendering Shareholders have irrevocably and unconditionally agreed to deposit under the Offer and not withdraw an aggregate of 3,805,048 Shares owned by the Tendering Shareholders and 148,000 Shares to be acquired upon the exercise of outstanding stock options.

    Each of the Tendering Shareholders also agreed under the Lock-up Agreement that it will (i) not sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey the Shareholder Securities to any person;
(ii) not grant or agree to grant any proxy or other right to vote in respect of the Shareholder Securities and (iii) not initiate, solicit or encourage any inquiries, submissions or offers as to or in connection with the making of, or provide information to, or respond to any person making, any offer or proposal with respect to a Transaction Proposal or Acquisition Proposal, provided that the Lock-up Agreement does not (A) prohibit the board of directors of the Corporation from considering, negotiating, approving or recommending to Shareholders, or providing information to a potential acquiror pursuant to, any BONA FIDE written Transaction Proposal at a price exceeding Cdn $15.00 per Share which the board of directors determines in good faith would, if consummated in accordance with its terms, result in a transaction more favourable to all Shareholders than the consummation of the Offer; or (B) require the Shareholder, if a director of the Corporation, to act in his capacity as such a director other than in accordance with his fiduciary or statutory duties as a director of the Corporation; (iv) notify Volvo Construction Equipment and the Offeror within 24 hours of becoming aware of and being provided with any written enquiry with regard to a possible Transaction Proposal or Acquisition Proposal and inform the Offeror of the identity of the person making such written enquiry and the material terms known to the Tendering Shareholder at that time regarding such possible proposal; (v) use its reasonable best efforts to cause the Corporation to perform its obligations under the Acquisition Agreement and request the Corporation to co-operate with the Offeror in the making of all requisite regulatory filings and to co-operate with the Offeror in connection with any procedural matters necessary to complete the purchase of the Shares under the Offer; and (vi) not do indirectly that which it cannot do directly in respect of the restrictions on its rights with respect to the Shareholder Securities.

    Any Tendering Shareholder who is a director of the Corporation or has a nominee on the board of directors of the Corporation also agreed, pursuant to the Lock-up Agreement, to resign or cause its nominee to resign as a director of the Corporation effective at the time and in the manner requested by the Offeror after the Offeror takes up and pays for the Shareholder Securities.

    The Lock-up Agreement contains customary representations and warranties by Volvo Construction Equipment and each of the Tendering Shareholders thereunder.

    The Lock-up Agreement may be terminated by any of the Tendering Shareholders when not in default in performance of its obligations under the Lock-up Agreement if:

    (a) the Acquisition Agreement has been terminated in accordance with its terms as a result of a final order, decree or other action taken by a court of competent jurisdiction or other governmental body; or

    (b) Shares deposited under the Offer have not, for any reason whatsoever, been taken up and paid for on or before May 25, 1997.

    The Lock-up Agreement may be terminated by Volvo Construction Equipment, when not in default in performance of its obligation thereunder, if:

    (a) the Acquisition Agreement has been terminated in accordance with its terms as a result of a final order, decree or other action taken by a court of competent jurisdiction or other governmental body; or

    (b) the Offer has been withdrawn or terminated or otherwise expires in accordance with its terms.

          PURPOSE OF THE OFFER AND OFFEROR'S PLANS FOR THE CORPORATION

PURPOSE OF THE OFFER

    The purpose of this Offer is to enable the Offeror to acquire all of the Shares.

PLANS FOR THE CORPORATION

    If the Offer is successful, Volvo Construction Equipment intends to effect certain changes with respect to the composition of the board of directors of the Corporation to allow designees of Volvo Construction Equipment to become members of the board of directors and to represent a majority of the board of directors. Further, upon the acquisition of all of the Shares, Volvo Construction Equipment intends to integrate the businesses carried on by Volvo Construction Equipment and the Corporation. It is expected that integration of the two companies' operations would not involve a significant change in the Corporation's operations. Under the new ownership structure, the Corporation would have the support of the entire Volvo Construction Equipment organization, including access to technology and componentry, research and distribution in countries where Volvo Construction Equipment is well established and the Corporation does not yet participate.

    If permitted by applicable law, subsequent to the completion of the Offer or a compulsory acquisition or any subsequent acquisition transaction, if necessary, the Offeror intends to delist the Shares from the TSE and the ME and, if there are fewer than fifteen securityholders of the Corporation in any province, to cause the Corporation to cease to be a reporting issuer under the securities laws of each such province. The Shares may also cease to be quoted on the NASDAQ-NMS. See "Effect of the Offer on Market and Listings."

    Except as indicated in the Offer, the Offeror does not have any current plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Corporation or any of its subsidiaries, a sale or transfer of a material amount of assets of the Corporation or any of its subsidiaries or any material change in the Corporation's capitalization or dividend policy or any other material changes in the Corporation's corporate structure or business, or the composition of the Corporation's board of directors or management.

                                SOURCE OF FUNDS

    The Offeror estimates that if it acquires all of the Shares (on a fully diluted basis) pursuant to the Offer, the total cash amount required under the Offer to purchase such Shares will not exceed Cdn $173,031,000 (exclusive of fees and expenses estimated at approximately Cdn$3,000,000). Volvo will provide such funding from the internal cash reserves of Volvo and its subsidiaries.

                   EFFECT OF THE OFFER ON MARKET AND LISTINGS

    The purchase of Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, as well as the number of holders of Shares, and, depending on the number of Shares deposited and not withdrawn by the holders and the number of depositing holders, could adversely affect the liquidity and market value of the remaining Shares held by the public. After the purchase of the Shares under the Offer, the Corporation may cease to be subject to the public reporting and proxy solicitation requirements of the CBCA and the securities laws of certain provinces of Canada and the public reporting and other requirements under the Exchange Act and the rules and regulations promulgated thereunder.

    The rules and regulations of the TSE, the ME and the NASDAQ-NMS establish certain criteria which, if not met, could lead to the delisting of the Shares from such exchanges or cessation of quotation of the Shares through the NASDAQ-NMS. Among such criteria are the number of holders of Shares, the number of Shares publicly held and the aggregate market value of the Shares publicly held. Depending on the number of Shares purchased pursuant to the Offer, it is possible that the Shares would fail to meet the criteria for continued listing on such exchanges or quotation through the NASDAQ-NMS. It is the intention of the Offeror to apply to delist the Shares from the TSE and the ME and cease quotation through the NASDAQ-NMS as soon as practicable after completion of the Offer or a compulsory acquisition or any subsequent acquisition transaction, if required.

    The Shares are presently "margin securities" under the rules of the Board of Governors of the U.S. Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing U.S. brokers to extend credit on the collateral of such securities for the purpose of buying, carrying or trading in securities ("Purpose Loans"). In the event that the Shares were no longer quoted through the NASDAQ-NMS as set forth above, it is possible the Shares may no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

                    PRICE RANGE AND TRADING VOLUME OF SHARES

    The Shares are listed and posted for trading on the TSE and the ME and prices are quoted on the NASDAQ-NMS. The following table sets out the high and low sales prices and the volume of trading of Shares on the TSE, the ME and the NASDAQ-NMS for the periods indicated, according to published sources. TSE and ME prices are for board lot trades.

                                               TSE                               ME
                                 -------------------------------   -------------------------------
                                                         TRADING                           TRADING
                                  HIGH    LOW    CLOSE   VOLUME     HIGH    LOW    CLOSE   VOLUME
                                   $       $       $     (100'S)     $       $       $     (100'S)
                                 ------  ------  ------  -------   ------  ------  ------  -------
1995
  1st Quarter..................  11.625  10.125  11.000   1,295    11.625  10.125  11.125     781
  2nd Quarter..................  13.625  10.750  13.500   5,795    13.750  11.000  13.500   1,008
  3rd Quarter..................  14.000  12.375  13.000   1,910    14.000  12.375  13.000   2,886
  4th Quarter..................  13.500   9.000   9.375   6,115    13.500   8.500   9.125   3,961

1996
  1st Quarter..................  11.250   8.875  10.375   5,798    11.250   8.750  10.375   1,270
  2nd Quarter..................  10.500   8.800   8.800   4,879    10.500   8.850   8.850   4,375
  July.........................   9.000   7.150   8.100   2,974     8.850   7.250   7.900   2,093
  August.......................   8.200   7.000   8.000     856     8.050   7.000   7.800   1,232
  September....................   8.750   7.550   8.750   4,726     9.750   7.600   8.750     449
  October......................   9.000   8.000   8.150   1,674     8.950   8.000   8.200   1,627
  November.....................   8.900   8.250   8.500   1,024     8.900   8.300   8.400     102
  December.....................   9.500   7.000   8.100   3,160     9.300   7.100   8.100   1,445

1997
  January......................   8.950   7.450   8.250   1,099     8.650   7.300   8.100     491
  February (to Feb. 21)........  14.800   8.100  14.750   9,914    14.900   8.150  14.750     923

                                      NASDAQ - NMS (U.S.$)
                                 ------------------------------
                                                        TRADING
                                  HIGH    LOW   CLOSE   VOLUME
                                   $       $      $     (100'S)
                                 ------  -----  ------  -------
1995
  1st Quarter..................    --     --      --      --
  2nd Quarter..................   9.750  9.250   9.750(1)  9,557(1)
  3rd Quarter..................  10.500  9.250  10.000   2,618
  4th Quarter..................   9.938  5.750   6.750   5,830
1996
  1st Quarter..................   8.125  6.375   7.688   2,562
  2nd Quarter..................   8.000  6.250   6.453   3,649
  July.........................   6.391  5.234   5.922     416
  August.......................   5.875  5.125   5.875     877
  September....................   6.250  5.469   6.000     358
  October......................   6.266  6.000   6.000      16
  November.....................   6.594  6.250   6.594      21
  December.....................   6.875  5.125   6.000   1,329
1997
  January......................   6.750  5.375   6.125     794
  February (to Feb. 21)........  11.250  6.000  10.750   2,292

---------------

(1) The Shares commenced trading on the NASDAQ-NMS on June 21, 1995.

    On February 18, 1997, the last full trading day prior to the public announcement on February 20, 1997 of the Offeror's intention to make the Offer, the closing price of the Shares was $9.15 on the TSE and $9.20 on the ME and the last reported sale price was U.S. $6.67 on the NASDAQ-NMS. On February 19, 1997, the last reported sale price of the Shares prior to the cessation of trading in the Shares was $10.50, $10.30 and U.S. $7.875 on the TSE, the ME and the NASDAQ-NMS, respectively.

                       DIVIDEND RECORD OF THE CORPORATION

    The Offeror believes that, since the completion of the the Corporation's initial public offering in April 1994, the Corporation has not paid any dividends on the outstanding Shares, other than as follows:

                                                                                   AMOUNT OF
DATE                                                                      DIVIDEND DECLARED PER SHARE
------------------------------------------------------------------------  ---------------------------
September 1994..........................................................           $    0.04
December 1994...........................................................                0.04
March 1995..............................................................                0.04
June 1995...............................................................                0.05
October 1995............................................................                0.05
December 1995...........................................................                0.05
March 1996..............................................................                0.05
June 1996...............................................................                0.05
September 1996..........................................................                0.05
December 1996...........................................................                0.05

    The Offeror understands that in September 1994, the board of directors of the Corporation established a policy to pay a quarterly dividend on the Shares. Any payment of dividends and the amount of any dividends is at the discretion of the board of directors and is dependent upon the Corporation's financial performance and other factors which the board of directors deems relevant. Other than restrictions on the payment of dividends imposed by law, there are no restrictions which would prevent the Corporation from paying dividends. The Corporation has declared a dividend to Shareholders of record at March 12, 1997 of $0.05 per Share payable on April 2, 1997. Shareholders of record at March 12, 1997 will be entitled to receive such dividend whether or not they deposit their Shares under the Offer.

                              PRIOR DISTRIBUTIONS

    Based on publicly available information, the Offeror believes that the only distribution of Shares effected during the five years preceding the date of this Circular (other than distributions of Shares pursuant to employee or executive stock option plans) was the distribution of 2,420,000 Shares at $12.00 per Share, issued in connection with the initial public offering of the Corporation in April, 1994. The Corporation received gross proceeds of $29,040,000 in connection with the issuance of these Shares.

                      ACQUISITION OF SHARES NOT DEPOSITED

COMPULSORY ACQUISITION

    If, within 120 days after the date of the Offer, the Offer has been accepted by the holders of not less than 90% of the Shares, other than Shares held at the date of the Offer by or on behalf of the Offeror or its affiliates or associates and such Shares have been taken up and paid for by the Offeror, the Offeror intends to acquire pursuant to the provisions of Section 206 of the CBCA the remaining Shares held by each Shareholder who did not accept the Offer, on the same terms as the Shares acquired under the Offer (a "compulsory acquisition").

    To exercise such statutory right, the Offeror must give notice (the "Offeror's Notice") to each Shareholder who did not accept the Offer (and to each person who subsequently acquires any such Shares) (in each case a "Dissenting Offeree") and to the Director under the CBCA of such proposed acquisition on or before the earlier of 60 days from the Expiry Time and 180 days from the date of the Offer. Within 20 days of giving the Offeror's Notice, the Offeror must pay or transfer to the Corporation the consideration the Offeror would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. In accordance with Section 206 of the CBCA, within 20 days after receipt of the Offeror's Notice, each Dissenting Offeree must send the certificates representing the applicable securities held by such Dissenting Offeree to the Corporation, and may elect either to transfer such securities to the Offeror on the terms of the Offer or to demand payment of the fair value of such securities held by such holder by so notifying the Offeror. If a Dissenting Offeree has elected to demand payment of the fair value of such securities, the Offeror may apply to a court having jurisdiction to hear an application to fix the fair value of such securities of that Dissenting Offeree. If the Offeror fails to apply to such court within 20 days after it made the payment or transferred the consideration to the Corporation referred to above, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If no such application is made by the Dissenting Offeree within such period, the Dissenting Offeree will be deemed to have elected to transfer such securities to the Offeror on the terms of the Offer. Any judicial determination of the fair value of the securities could be more or less than the amount paid pursuant to the Offer.

    THE FOREGOING IS A SUMMARY ONLY. SECTION 206 OF THE CBCA IS COMPLEX AND MAY REQUIRE STRICT ADHERENCE TO NOTICE AND TIMING PROVISIONS, FAILING WHICH SUCH RIGHTS MAY BE LOST OR ALTERED. SHAREHOLDERS WHO WISH TO BE BETTER INFORMED ABOUT THESE PROVISIONS SHOULD CONSULT THEIR LEGAL ADVISORS.

    See "Certain Canadian Federal Income Tax Considerations" and "Certain U.S. Federal Income Tax Consequences" in the Circular for a discussion of the tax consequences to Shareholders in the event of a compulsory acquisition.

SUBSEQUENT ACQUISITION TRANSACTIONS

    If the foregoing statutory right of acquisition is not available, then the Offeror intends to consider other means of acquiring, directly or indirectly, all of the Shares in accordance with applicable law, including a subsequent acquisition transaction. In order to effect a subsequent acquisition transaction, the Offeror may seek to cause a special meeting of the necessary classes of securities of the Corporation and/or the Shareholders to be called to consider an amalgamation, statutory arrangement, capital reorganization or other transaction involving the Offeror and/or an affiliate of the Offeror and the Corporation and/or the Shareholders for the purposes of the Corporation becoming, directly or indirectly, a wholly-owned subsidiary of the Offeror or effecting an amalgamation or merger of the Corporation's business and assets with or into the Offeror and/or an affiliate of the Offeror (referred to as a "subsequent acquisition transaction"). Depending upon the nature and terms of the subsequent acquisition transaction, the approval of at least 66 2/3% of the votes cast by holders of the outstanding Shares may be required at a meeting duly called and held for the purpose of approving the subsequent acquisition transaction.

    The tax consequences to a Shareholder of a subsequent acquisition transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See "Certain Canadian Federal Income Tax Considerations" and "Certain U.S. Federal Income Tax Consequences" in the Circular.

    The methods of acquiring the remaining outstanding Shares described above, other than a compulsory acquisition, would be a "going private transaction" within the meaning of certain applicable Canadian securities legislation and the regulations to the SECURITIES ACT (Ontario) (the "Regulations"), Policy 9.1 and Policy Q-27, with respect to holders of a class of participating securities, if such method would result in the interest of a holder of Shares (the "affected securities") being terminated without the consent of the holder and without the substitution therefor of an interest of equivalent value in a participating security of the Corporation, a successor to the business of the Corporation or another issuer who controls the Corporation or, in the case of Policy 9.1 and Policy Q-27, an issuer who controls a successor to the business of the Corporation. In certain circumstances, the provisions of Policy 9.1 and Policy Q-27 may also deem certain types of subsequent acquisition transactions to be "related party transactions."

    The Regulations, Policy 9.1 and Policy Q-27 provide that, unless exempted, a corporation proposing to carry out a going private transaction (or a related party transaction in the case of Policy 9.1 and Policy Q-27) is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and to provide to the holders of the affected securities a summary of such valuation. In connection therewith, the Offeror intends to rely on any exemption then available or to seek waivers pursuant to Policy 9.1 and Policy Q-27 or any rule promulgated in substitution therefor from the OSC and QSC, respectively, exempting the Offeror or the Corporation, as appropriate, from the requirement to prepare a valuation in connection with the subsequent acquisition transaction. In connection with the aforementioned exemptions, the Offeror confirms that it has no knowledge, after reasonable enquiry, of non-financial factors or factors particular to the Tendering Shareholders which were considered relevant by the Tendering Shareholders in assessing the price offered by the Offeror for the

Shares. The Offeror also certifies that it has no knowledge, after reasonable enquiry, of any prior event in the affairs of the Corporation which was undisclosed at the time of the discussions with the Tendering Shareholders regarding the possible acquisition of the Corporation which if disclosed could reasonably have been expected to affect the price offered by the Offeror for the Shares following the discussions with the Tendering Shareholders and that no intervening event, other than the Offer, has occurred which could reasonably be expected to increase the value of the Shares.

    Policy 9.1 and Policy Q-27 would also require that, in addition to any other required securityholder approval, in order to complete a going private transaction, the approval of a simple majority of the votes cast by "minority" holders of the affected securities be obtained, unless a formal valuation is required and the consideration is payable entirely in cash and is less in amount than per security value or the simple average of the high and low ends of the range of per security values arrived at by the formal valuation, in which case a two-thirds majority of the "minority" vote is required. In relation to the Offer and any going private transaction, the "minority" holders will be, unless an exemption is available or discretionary relief is granted by the OSC and QSC, all holders of Shares other than the Offeror, its directors and senior officers, any associate or affiliate of the Offeror or its directors or senior officers, any person or company acting jointly or in concert with the Offeror or any of its directors or senior officers in connection with the Offer or the subsequent going private transaction,and any person who is a "related party" of the Offeror as defined by Policy 9.1 and Policy Q-27. Subject to any exemption or waiver then available or obtained, as the case may be, Shares which are deposited under the Offer by the Tendering Shareholders pursuant to the Lock-up Agreement will not be treated as "minority" shares. Policy 9.1 and Policy Q-27 also provide that the Offeror may treat Shares acquired pursuant to the Offer as "minority" shares and may vote them, or consider them voted, in favor of such going private transaction if a summary of a valuation was provided or no valuation was required in respect of the Offer and if the consideration per security in the going private transaction is at least equal in value to the consideration paid under the Offer and the intention to proceed with the transaction is disclosed in the Circular. The Offeror intends that the consideration offered under any subsequent going private transaction proposed by it would be identical to the consideration offered under the Offer.

    In the event a subsequent acquisition transaction were to be consummated, holders of Shares, under the CBCA, may have the right to dissent and demand payment of the fair value of such Shares. This right, if the statutory procedures are complied with, could lead to a judicial determination of the fair value required to be paid to such dissenting holders for their Shares. The fair value of Shares so determined could be more or less than the amount paid per Share pursuant to the subsequent acquisition transaction or the Offer. Any such judicial determination of the fair value of the Shares could be based upon considerations other than, or in addition to, the market price of the Shares.

    If the Offeror decides not to effect a compulsory acquisition or propose a subsequent acquisition transaction involving the Corporation, or proposes a subsequent acquisition transaction but cannot promptly obtain any required approval, then the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or taking no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater than, equal to or less than the price to be paid for Shares under the Offer and could be for cash or other consideration. Alternatively, the Offeror may sell or otherwise dispose of any or all Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the terms and the price paid for Shares under the Offer.

    In September, 1994 the Director appointed under the CBCA released a policy on "going private transactions" stating, among other things, that the Director is of the opinion that going private transactions are permitted under the CBCA provided that the transaction is not oppressive or unfairly prejudicial to or unfairly disregards the interests of a person whose interest in a participating security is being terminated without his or her consent. In determining whether a going private transaction is fair, the policy states that compliance with the requirements set forth in Policy 9.1 or Policy Q-27 will usually be viewed by the Director as sufficient.

    Certain judicial decisions may be considered relevant to any subsequent acquisition transaction which may be proposed or effected subsequent to the expiry of the Offer. Prior to the adoption of Policy 9.1 and Policy Q-27, Canadian courts, in a few instances, granted preliminary injunctions to prohibit transactions involving going private amalgamations. The current trend both in legislation and in the American jurisprudence upon which the previous Canadian decisions were based is toward permitting going private transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to the minority shareholders. Holders should consult their legal advisors for a determination of their legal rights.

    Rule 13e-3 under the Exchange Act is applicable to certain going private transactions and may under certain circumstances be applicable to the proposed acquisition of Shares not deposited in the Offer, whether acquired by statutory right of acquisition under the CBCA, amalgamation, statutory arrangement and/or other business combination (each, a "Second-Step Transaction"). However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Second-Step Transaction or (ii) the Second-Step Transaction is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Second-Step Transaction is at least equal to the amount paid per Share in the Offer, provided disclosure of the possible Second-Step Transaction is made at the time of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to the consummation of the transaction. The Offeror does not believe that Rule 13e-3 will be applicable to any Second-Step Transaction contemplated herein.

    Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a going private transaction or a related party transaction.

                               REGULATORY MATTERS

COMPETITION ACT

    The merger provisions of the COMPETITION ACT (Canada) permit the Director of Investigation and Research appointed under the said Act ("Director"), to apply to the Competition Tribunal ("Tribunal") to seek relief in respect of a merger transaction which prevents or lessens, or is likely to prevent or lessen, competition substantially. The relief that may be ordered by the Tribunal includes, in the case of a completed merger, ordering a dissolution of the merger or a disposition of assets or shares, and in the case of a proposed merger, prohibiting completion of the transaction.

    The COMPETITION ACT (Canada) also requires parties to certain proposed merger transactions which exceed specified size thresholds to provide the Director with prior notice of and information relating to the transaction and the parties thereto, and to await the expiration of the prescribed waiting period, prior to completing the transaction. In lieu of, or in addition to, filing a prescribed notice and awaiting the expiration of the prescribed waiting period, a party to a proposed merger transaction may apply to the Director for an advance ruling certificate which may be issued by the Director if he is satisfied he would not have sufficient grounds on which to apply to the Tribunal for an order under the merger provisions in respect of the transaction. The Offeror will apply for an advance ruling certificate and will be filing a short form pre-merger notification with the Director.

UNITED STATES HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976

    Under the United States HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, as amended, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC") (collectively, the "HSR Act"), certain transactions may not be consummated until certain information and documentary materials have been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer may be subject to such requirements and the Offeror intends to file a Premerger Notification and Report Form with the Antitrust Division and the FTC in connection with the Offer (the "HSR Filing") as soon as possible.

    Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares pursuant to the Offer may not be consummated until the expiration or early termination by the FTC and the Antitrust Division of a 15 calendar day waiting period following the HSR Filing by the Offeror. The Offeror will request early termination of this waiting period; however, there can be no assurance that the 15-day waiting period will be terminated early. If, within the 15-day waiting period, either the Antitrust Division or the FTC issues a request for additional information or documentary materials (a "Second Request"), the waiting period will be extended for an additional period of 10 calendar days following the date of substantial compliance by the Offeror with such Second Request.

    If the Offeror's acquisition of Shares is delayed by the issuance of a Second Request, the Offer may be extended. In any event, the purchase of and payment for Shares must be deferred until 10 days after the Offeror substantially complies with such Second Request or until the additional waiting period is earlier terminated by the FTC and the Antitrust Division. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act and, thereafter, the waiting period can be extended only by court order or by agreement with the Offeror. Under the terms of the HSR Act, the Offeror may not take up and pay for Shares tendered pursuant to the Offer unless and until the filing and waiting period requirements of the HSR Act applicable to the Offer have been satisfied.

    The Antitrust Division and the FTC may scrutinize the legality under the U.S. antitrust laws of transactions such as the Offeror's acquisition of Shares pursuant to the Offer regardless of whether the HSR Act applies to the Offeror's acquisition of the Shares. At any time before or after the Offeror's purchase of the Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the consummation of any such transactions or to require the divestiture of substantial assets of the Corporation. Private parties as well as state attorneys general may also bring legal actions under the U.S. antitrust laws under certain circumstances.

    Based upon an examination of publicly available information relating to the businesses in which the Corporation, its subsidiaries and the Offeror are engaged, the Offeror believes that the Offer does not violate U.S. antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on U.S. antitrust grounds will not be made or, if such a challenge is made, of the result.

       BENEFICIAL OWNERSHIP AND TRADING IN SECURITIES OF THE CORPORATION

    Except as disclosed in "Arrangements with the Corporation" and "Arrangements with Certain Shareholders of the Corporation":

(a) neither the Offeror nor any of its affiliates, nor any subsidiary or associate of any of the foregoing, nor any person or corporation beneficially owning, directly or indirectly, more than 10% of any class of equity securities of the Offeror, nor any director or senior officer of the Offeror or its associates, beneficially owns or exercises control or direction over, or has the right to acquire, directly or indirectly, any of the securities of the Corporation;

(b) neither the Offeror nor, to the best of its knowledge, any of the persons or entities referred to above, has effected any transaction in any of the Shares during the twelve months preceding the date hereof; and

(c) there is no person or company acting jointly or in concert with Volvo Construction Equipment, the Offeror or Volvo in connection with the transactions described in the Offer and the Circular.

    Moreover, except as otherwise disclosed in the Offer and Circular, none of Volvo Construction Equipment, the Offeror or Volvo or, to the best knowledge of Volvo Construction Equipment, the Offeror or Volvo, any of the persons listed in Schedule "A" to this Circular:

(a) owns or has the right to acquire any Shares;

(b) has effected any transaction in the Shares during the sixty days preceding the date of the Offer;

(c) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Corporation, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option agreements, puts or calls, guarantees of loans or guarantees against loss;

(d) has entered into any contracts, negotiations or transactions with the Corporation or any of its affiliates concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets; and

(e) has had any transaction with the Corporation or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

              COMMITMENTS TO ACQUIRE SECURITIES OF THE CORPORATION

    Except as disclosed under "Arrangements with the Corporation" and "Arrangements with Certain Shareholders of the Corporation," no securities of the Corporation are covered by any commitments made by the Offeror, or any director or officer of the Offeror and, to the knowledge of the directors and officers of the Offeror, no securities of the Corporation are covered by any commitments made by any associate or affiliate of the Offeror, by any associate of any director or senior officer of the Offeror, by any person or company holding more than 10% of any class of equity securities of the Offeror or by any person or company acting jointly or in concert with the Offeror, to acquire any equity securities of the Corporation.

                   ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS

    Except as disclosed under "Arrangements with Certain Shareholders of the Corporation," there are no arrangements or agreements made or proposed to be made between the Offeror and any of the directors or senior officers of the Corporation and no payments or other benefits are proposed to be made or given by way of compensation for loss of office or to such directors or senior officers remaining in or retiring from office. Except as disclosed under "Arrangements with the Corporation" and "Arrangements with Certain Shareholders of the Corporation," there are no contracts, arrangements or understandings, formal or informal, between the Offeror and any securityholder of the Corporation with respect to the Offer or between the Offeror and any person or company with respect to any securities of the Corporation in relation to the Offer.

                     MATERIAL CHANGES AND OTHER INFORMATION

    The Offeror has no information which indicates any material change in the affairs of the Corporation since the date of the last published financial statements of the Corporation. The Offeror has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.

            DEPOSITARY, U.S. FORWARDING AGENT AND INFORMATION AGENT

    The Offeror has engaged the Depositary and the U.S. Forwarding Agent for the receipt of certificates in respect of Shares and related Letters of Transmittal and Notices of Guaranteed Delivery deposited under the Offer and for the payment for Shares purchased by the Offeror pursuant to the Offer. The Depositary and the U.S. Forwarding Agent will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws.

    The Offeror has also retained Georgeson & Company Inc. as the Information Agent. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee holders of Shares to forward the Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under securities laws.

         FINANCIAL ADVISOR, DEALER MANAGERS AND SOLICITING DEALER GROUP

    Merrill Lynch Canada Inc. has been retained to act as financial advisor for Volvo Construction Equipment in connection with the Offer. Volvo Construction Equipment has paid to Merrill Lynch Canada Inc. an initial fee of U.S. $150,000 and an additional fee of U.S. $350,000 upon the public announcement of the Offer. Volvo Construction Equipment has agreed to pay to Merrill Lynch Canada Inc. an additional fee of U.S. $800,000 upon the consummation of the Offer. Volvo Construction Equipment has agreed to reimburse Merrill Lynch Canada Inc. for its reasonable out of pocket expenses and has agreed to indemnify Merrill Lynch Canada Inc. against certain liabilities and expenses in connection with the Offer, including certain liabilities under securities laws.

    Merrill Lynch, an affiliate of Merrill Lynch Canada Inc., and TD Securities Inc. have been retained to act as the Dealer Managers in connection with the Offer in the United States and Canada, respectively. TD Securities Inc. has undertaken to form a soliciting dealer group in Canada comprising members of the Investment Dealers Association of Canada and members of the Toronto, Montreal, Alberta and Vancouver stock exchanges to solicit acceptances of the Offer in Canada. Merrill Lynch will not be entitled to any fee for its services as Dealer Manager. Each member of the soliciting dealer group in Canada, including TD Securities Inc., is referred to herein as a "Soliciting Dealer." The Offeror has agreed to pay to TD Securities Inc. a fee of $125,000 for forming and managing the soliciting dealer group in respect of the Offer and for related matters. The Offeror has also agreed to pay to each Soliciting Dealer whose name appears in the appropriate space in the Letter of Transmittal accompanying a deposit of Shares a fee of $0.15 for each such Share deposited and taken up by the Offeror under the Offer. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing holder of Shares will be a minimum of $75 and a maximum of $1,500. Where Shares deposited and registered in a single name are beneficially owned by more than one person, the minimum and maximum amounts will be applied separately in respect of each such beneficial owner. The Offeror may require the Soliciting Dealer to furnish evidence of such beneficial ownership satisfactory to the Offeror at the time of deposit. Brokers and dealers in the United States will not receive any fee for soliciting acceptances of the Offer. Volvo Construction Equipment and the Offeror have also agreed to reimburse Merrill Lynch and TD Securities Inc. for their reasonable out of pocket expenses, including reasonable attorney's fees, and have also agreed to indemnify Merrill Lynch and TD Securities Inc. against certain liabilities and expenses in connection with the Offer, including certain liabilities under securities laws.

    No fee or commission will be payable by any holder of Shares who transmits his, her or its Shares directly to the Depositary or the U.S. Forwarding Agent or who uses the services of a Soliciting Dealer to accept the Offer.

               CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

    In the opinion of Osler, Hoskin & Harcourt, Canadian counsel to the Offeror, the following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations generally applicable to a holder of Shares (i) who sells its Shares pursuant to the Offer or (ii) whose Shares are acquired by the Offeror pursuant to a statutory right of purchase or an amalgamation following the Offer, each as more particularly described above under "Acquisition of Shares Not Deposited."

    This summary applies only to Shareholders who, for purposes of the Tax Act, hold their Shares as capital property and deal at arm's length with the Corporation and the Offeror. Shares will generally be considered capital property of a Shareholder for purposes of the Tax Act unless the Shareholder holds such Shares in the course of carrying on a business of buying and selling securities or acquired such Shares in a transaction or transactions considered to be an adventure in the nature of trade. Certain holders of Shares who are resident in Canada for purposes of the Tax Act and whose Shares might not otherwise qualify as capital property may be entitled to obtain such qualification by making an irrevocable election in accordance with subsection 39(4) of the Tax Act to have every "Canadian security" owned by such Shareholder in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

    The Tax Act contains provisions (the "marked-to-market rules") relating to securities held by certain "financial institutions" as defined in the Tax Act. The marked-to-market rules generally preclude such institutions from obtaining capital gains treatment in respect of gains realized from a disposition of shares of corporations (other than shares of a corporation in which the institution has a "significant interest") and such institutions are precluded from making the election under subsection 39(4) of the Tax Act referred to above. This summary does not otherwise take the marked-to-market rules into account and Shareholders that are "financial institutions" for the purposes of the rules should consult their tax advisors.

    This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the "Regulations"), all specific proposals to amend the Tax Act and the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and counsel's understanding of the current published administrative practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). This summary is not exhaustive of all Canadian federal income tax considerations. Except as referred to above, this summary does not take into account or anticipate changes in income tax law or administrative practice, whether by way of judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.

    THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO CONSTITUTE, NOR SHOULD IT BE CONSTRUED TO CONSTITUTE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER OF SHARES. ACCORDINGLY, HOLDERS OF SHARES SHOULD CONSULT THEIR OWN INDEPENDENT TAX ADVISORS FOR ADVICE WITH RESPECT TO THE INCOME TAX CONSEQUENCES TO THEM OF DISPOSING OF THEIR SHARES HAVING REGARD TO THEIR OWN PARTICULAR CIRCUMSTANCES.

SHAREHOLDERS RESIDENT IN CANADA

    This portion of the summary is applicable only to Shareholders who are resident or are deemed to be resident in Canada for purposes of the Tax Act.

(I) SALE OF SHARES UNDER THE OFFER

    A Shareholder whose Shares are taken up and paid for with cash under the Offer will realize a capital gain (or capital loss) equal to the amount by which the cash received by the Shareholder for such Shares, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base to the Shareholder of the Shares. In general, a Shareholder will be required to include in computing income for tax purposes three-quarters of the amount of any resulting capital gain (the "taxable capital gain") and will be generally entitled to deduct three-quarters of the amount of any resulting capital loss (the "allowable capital loss") against taxable capital gains realized by the Shareholder in the year of sale. Any excess allowable capital losses over taxable capital gains in the year of sale may be carried over and deducted against net taxable capital gains realized in any of the three years preceding the year of sale or in any year following the year of sale, to the extent and under the circumstances prescribed in the Tax Act.

    In the case of a Shareholder that is a corporation, the amount of any capital loss otherwise determined resulting from the disposition of Shares may be reduced by the amount of dividends previously received in respect of such Shares to the extent and under the circumstances prescribed in the Tax Act. Analogous rules apply where a corporation is a member of a partnership or beneficiary of a trust which owns Shares. The Proposed Amendments will extend these rules to apply in certain other circumstances where a partnership or trust owns Shares and shareholders should consult their tax advisors in this regard.

(II) ACQUISITION OF SHARES NOT DEPOSITED

    As described above under "Acquisition of Shares Not Deposited--Compulsory Acquisition," the Offeror may, in certain circumstances, acquire Shares pursuant to the compulsory acquisition provisions of the CBCA. The tax consequences to a Shareholder whose Shares are so acquired by the Offeror will be as described above with respect to sales of Shares for cash pursuant to the Offer.

    If the Offeror effects a subsequent acquisition transaction, the Offeror may propose an amalgamation involving the Corporation pursuant to which Shareholders who do not deposit their Shares under the Offer will have their Shares exchanged for redeemable preference shares ("Preference Shares") of the amalgamated corporation, such Preference Shares to be redeemed forthwith for cash. A Shareholder will realize no capital gain or capital loss as a result of such exchange, and the aggregate cost to the Shareholder of the Preference Shares received on the exchange will be equal to the aggregate adjusted cost base to the Shareholder of the Shares so exchanged.

    Upon the redemption of Preference Shares, the holder thereof will be deemed to have received a taxable dividend equal to the amount by which the redemption price of the Preference Shares exceeds the paid-up capital of those shares, and will realize a capital gain (or capital loss) to the extent that the paid-up capital of such shares less the reasonable costs of disposition, exceeds (or is less than) the holder's adjusted cost base of such shares. The rules governing the treatment of capital gains and losses, including those that may reduce the amount of capital loss otherwise determined, are as described above under "Sale of Shares Under the Offer."

    Deemed dividends received on the redemption of the Preference Shares will be included in computing the Shareholder's income for purposes of the Tax Act. The gross-up and dividend tax credit rules normally applicable to taxable dividends paid by taxable Canadian corporations will apply to deemed dividends received by individuals, other than certain trusts. Deemed dividends received by corporations will normally be deductible in computing taxable income. Certain corporations may be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on such deemed dividends and in certain cases all or part of a deemed dividend received by a corporation may be treated as proceeds of disposition of the Preference Shares and not a deemed dividend. Corporate Shareholders should consult their own tax advisors for advice with respect to the potential application of these provisions.

    As discussed under "Acquisition of Shares Not Deposited -- Subsequent Acquisition Transactions," a Shareholder who dissents with respect to such an amalgamation is entitled to receive the fair value of the Shareholder's Shares. Under the current administrative practice of Revenue Canada, such payments would be treated as proceeds of disposition giving rise to a capital gain or a capital loss. The calculation and tax treatment of any capital gain or capital loss would be the same as described above, under "Sale of Shares Under the Offer."

    As an alternative to the amalgamation discussed above, the Offeror may propose an arrangement, capital reorganization or other transaction. No opinion is expressed herein as to the tax consequences of any such other subsequent acquisition transaction to a Shareholder. Shareholders should consult with their own tax advisors in such circumstances.

SHAREHOLDERS NOT RESIDENT IN CANADA

    This portion of the summary is applicable only to Shareholders who are neither resident nor deemed to be resident in Canada, who do not use or hold and are not deemed to use or hold their Shares in carrying on a business in Canada (and will not use or hold and will not be deemed to use or hold their Shares in carrying on business in Canada), in the case of non-resident holders that carry on an insurance business in Canada and elsewhere, establish that such property is not effectively connected with such insurance business carried on in Canada, and whose Shares do not otherwise constitute "taxable Canadian property" for the purposes of the Tax Act. Shares of such holder will generally not constitute "taxable Canadian property" unless (a) at any time within the five years immediately preceding the disposition by such holder of Shares, such holder, persons not dealing at arm's length with such holder, or any combination thereof owned (or had options to acquire) 25% or more of the issued shares of any class or series of the capital stock of the Corporation or a predecessor, (b) the holder, upon ceasing to be a Canadian resident, elected under the Tax Act to have the Shares deemed to be "taxable Canadian property," or (c) the Shares were acquired in circumstances under which they are deemed to be "taxable Canadian property."

(I) SALE OF SHARES UNDER THE OFFER

    A non-resident Shareholder will not be subject to tax under the Tax Act in respect of a capital gain realized upon the disposition of a Share pursuant to the Offer.

(II) ACQUISITION OF SHARES NOT DEPOSITED

    A non-resident Shareholder will not be subject to tax under the Tax Act in respect of a capital gain realized upon the disposition of a Share pursuant to a compulsory acquisition by the Offeror.

    In the event the Offeror elects an amalgamation involving the Corporation as described above, non-resident Shareholders who do not tender their Shares under the Offer will have their Shares exchanged for Preference Shares of the amalgamated corporation, such Preference Shares to be redeemed forthwith for cash. No tax will be payable by a non-resident Shareholder as a result of the amalgamation. However, upon the redemption of a Preference Share, the holder thereof will be deemed to have received a taxable dividend equal to the amount by which the redemption price of the Preference Shares exceeds their paid-up capital and such dividend will be subject to non-resident withholding tax at a rate of 25% or such lower rate as may be provided for under the terms of an applicable international tax treaty to which Canada is a party.

    Under the current administrative position of Revenue Canada, the receipt by a non-resident Shareholder who dissents with respect to the amalgamation of a cash payment equal to the fair value of the non-resident Shareholder's Shares will be treated as proceeds of disposition of such Shares.

    No opinion is expressed on the tax consequences to a non-resident Shareholder of any other subsequent acquisition transaction.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following is a general discussion of certain U.S. federal income tax consequences of the receipt of cash by a holder of Shares pursuant to the Offer contemplated by this Circular. Except as specifically noted, this discussion applies only to a U.S. Holder (as hereinafter defined). This summary does not address any tax consequences of the Offer to U.S. Holders who exercise dissenters' rights, if any. It applies only to Shares held as capital assets and does not address aspects of U.S. federal income tax that may be applicable to holders that are subject to special tax rules, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, persons who acquired Shares pursuant to an exercise of employee stock options or rights or otherwise as compensation, persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, persons that have a "functional currency" other than the U.S. dollar and persons that own (or are deemed to own for U.S. federal income tax purposes) ten percent or more (by voting power or value) of the Shares. Also, the summary does not address state, local or foreign tax consequences of the Offer. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the Offer to such holder.

    This summary is based on current law and the opinion of White & Case. Future legislative, judicial or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. The opinion of White & Case set forth in this summary is based, among other things, on the assumptions set forth herein. Volvo Construction Equipment will not request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the Offer. An opinion of counsel is not binding on the Internal Revenue Service, and the Internal Revenue Service is not precluded from taking contrary positions.

    For purposes of this discussion, a "U.S. Holder" means a holder of Shares that is (i) a citizen or resident of the United States, (ii) a partnership or corporation created in or under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

GENERAL

    The receipt of cash for Shares pursuant to the Offer by a U.S. Holder will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a U.S. Holder will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for the Shares sold and such U.S. Holder's adjusted tax basis in such shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held the Shares for more than one year at the time of the sale.

    The foregoing discussion may not be applicable to certain types of U.S. Holders, including U.S. Holders who acquired Shares pursuant to the exercise of stock options or otherwise as compensation, holders that are not U.S. holders, and U.S. Holders that are otherwise subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, tax-exempt entities, persons that hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes and persons that have a "functional currency" other than the U.S. dollar and persons that own (or are deemed to own for U.S. federal income tax purposes) ten percent or more (by voting power or value) of the Shares. The foregoing discussion may not be applicable to a U.S. Holder that is eligible to claim benefits under the Convention Between the United States of America and Canada With Respect to Taxes On Income and On Capital as a resident of Canada under such treaty.

COMPULSORY ACQUISITION

    As described above under "Acquisition of Shares Not Deposited--Compulsory Acquisition," the Offeror may, in certain circumstances, acquire Shares pursuant to the compulsory acquisition provisions of the CBCA. The U.S. federal tax consequences to a U.S. Holder whose Shares are so acquired by the Offeror will be as described above with respect to sales of Shares for cash pursuant to the Offer.

SUBSEQUENT AMALGAMATION AND REDEMPTION

    As described above under "Acquisition of Shares Not Deposited--Subsequent Acquisition Transactions," the Offeror may, in certain circumstances, propose an amalgamation or other form of business combination in which holders who do not deposit their Shares under the Offer may have such Shares exchanged for redeemable shares that will be immediately redeemed.

    For United States federal income tax purposes, an exchange of Shares for redeemable shares, which are immediately redeemed for cash, would be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under the applicable tax laws of various states and localities within the United States. In general, such U.S. Holders would recognize gain or loss on such exchange equal to the difference, if any, between
(i) the amount of cash received by such U.S. Holder on the sale and (ii) such U.S. Holder's tax basis in the Shares exchanged therefor. Such gain or loss would be long-term capital gain or loss, if the holding period for the Shares, as of the time of sale, exceeds one year.

    As an alternative to the amalgamation discussed above, the Offeror may propose an arrangement, consolidation, reclassification, continuance or other transaction, the tax consequences of which may differ from those arising on the sale of Shares under the Offer. U.S. Holders should consult their tax advisers regarding the tax consequences of such alternatives.

UNITED STATES BACKUP WITHHOLDING

    United States backup withholding tax and information reporting requirements generally apply to certain payments to certain non-corporate holders. Information reporting will apply to proceeds from the sale or redemption of Shares by a paying agent within the United States to a U.S. Holder (other than an "exempt recipient," including a corporation, a payee that is a Non-United States Holder that provides an appropriate certification and certain other persons). As noted in Sections 3 ("Manner of Acceptance") and 6 ("Payment for Deposited Securties") of the Offer, a paying agent within the United States will be required to withhold 31% of any such payment within the United States to a holder (other than an "exempt recipient") if such holder fails to furnish its correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Depositary or the U.S. Forwarding Agent or otherwise fails to comply with such backup withholding requirements. Accordingly, each U.S. Holder should complete, sign and submit the Substitute Form W-9 included as part of the Letter of Transmittal in order to avoid the imposition of such backup withholding tax.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY RETROACTIVELY). U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

                              DIRECTORS' APPROVAL

    The contents of the Offer and this Circular have been approved, and the sending thereof to the holders of the Shares has been authorized, by the board of directors of the Offeror.

                            ACCEPTANCE OF THE OFFER

    Except as disclosed under the headings "Commitments to Acquire Securities of the Corporation," "Arrangements with Certain Shareholders of the Corporation" and "Arrangements, Agreements or Understandings," the Offeror has no knowledge regarding whether any holders of Shares will accept the Offer.

                                STATUTORY RIGHTS

    Securities legislation in certain of the provinces and territories of Canada provides holders of Shares with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the holders of Shares. However, such rights must be exercised within prescribed time limits. Holders of Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                                 MISCELLANEOUS

    Volvo Construction Equipment, the Offeror and Volvo have filed with the SEC a Tender Offer Statement on Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Tender Offer Statement and any amendments thereto, including exhibits, may be obtained in the manner set forth in the section entitled "Volvo Construction Equipment, the Offeror and Volvo -- Volvo" with respect to information concerning Volvo, except that such information will not be available at the regional offices of the SEC.

                                    CONSENTS

CONSENTS OF COUNSEL

TO:  The Directors of

     VCE Acquisition Inc.

    We hereby consent to the reference to our opinion contained under "Certain Canadian Federal Income Tax Considerations" in the Circular accompanying the Offer dated February 24, 1997 made by VCE Acquisition Inc. to the holders of Shares of the Corporation.

Toronto, Canada                                (Signed) OSLER, HOSKIN & HARCOURT

February 24, 1997

TO:  The Directors of

     VCE Acquisition Inc.

    We hereby consent to the reference to our opinion contained under "Certain U.S. Federal Income Tax Consequences" in the Circular accompanying the Offer dated February 24, 1997 made by VCE Acquisition Inc. to the holders of Shares of the Corporation.

New York, New York, U.S.A.                                 (Signed) WHITE & CASE

February 24, 1997

                            APPROVAL AND CERTIFICATE

DATED: February 24, 1997

    The contents of the Offer and the Circular have been approved, and the sending, communication or delivery thereof to the Shareholders has been authorized by the board of directors of the Offeror. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer.

            (Signed) BENGT OVLINGER                        (Signed) MICHAEL J. MUDLER
                   President                                 Chief Financial Officer

                             On behalf of the board of directors of
                                      VCE ACQUISITION INC.

            (Signed) JOHN F. PETCH                        (Signed) DOUGLAS R. MARSHALL
                   Director                                         Director

                                  SCHEDULE "A"

                      DIRECTORS AND EXECUTIVE OFFICERS OF
              VOLVO, VOLVO CONSTRUCTION EQUIPMENT AND THE OFFEROR

    Set forth below are the name, present principal occupation or employment and certain additional information required pursuant to the Exchange Act and the rules and regulations promulgated thereunder with respect to each director and executive officer of Volvo. Unless otherwise noted, the business address of each of the directors and executive officers is AB Volvo, S-405 08 Goteborg, Sweden. Unless otherwise noted, each person is a citizen of Sweden.

NAME                                     PRINCIPAL OCCUPATION OR EMPLOYMENT
---------------------------------------  ------------------------------------------------------------------------------
Bert-Olof Svanholm                       Director. Chairman of the Board. Chairman of the Federation of Swedish
                                         Industries, Chalmers Institute of Technology and the Royal Swedish Academy of
                                         Engineering Sciences. Member of the Boards of A Ahlstrom Oy, Finland and
                                         Swedish Employers' Confederation.

Per-Olof Eriksson(1)                     Director. Chairman of the Board of Svenska Kraftnat and Member of the Boards
                                         of Sandvik AB, AB Custos, Svenska Handelsbanken, SSAB Svenskt Stal AB, Preem
                                         Petroleum AB, AB SKF, Skanska AB, NV Koninklijke Sphinx Gustavsberg, The
                                         Netherlands, Assa Abloy, Stockholm Institute of Technology and the Federation
                                         of Swedish Industries. Member of the Royal Swedish Academy of Engineering
                                         Sciences.

Hakan Frisinger                          Director. Chairman of the Boards of Atle AB and IRO AB, Swedwood Holding BV,
                                         The Netherlands. Member of the Boards of Sten A Olsson's Stiflelse for
                                         Forskning och Kultur, Catella AB, Erik Penser Fondkommission AB, Ernstrom
                                         Holding AB, Ingka Holding BV, The Netherlands and PLM AB. Member of the Royal
                                         Swedish Academy of Engineering Sciences.

Tom Hedelius                             Director. Chairman of the Boards of Svenska Handelsbanken and Bergman & Beving
                                         AB. Vice Chairman of the Boards of AGA AB, Telefonaktiebolaget LM Ericsson and
                                         AB Industrivarden. Member of the Boards of Svenska Cellulosa Aktiebolaget SCA
                                         and SAS Sverige AB.

Soren Mannheimer                         Director. Chairman of the National Pension Insurance Fund, Fourth Fund
                                         Managing Board and Stiftelsen Chalmers Institute of Technology. Member of the
                                         Board of Svenska Massan.

Bjorn Svedberg                           Director. President and CEO of Skandinaviska Enskilda Banken. Chairman of the
                                         Board of Telefonaktiebolaget LM Ericsson and ABB AB. Member of the Boards of
                                         Asea Brown Boveri, Ltd, SAS Sverige AB and STORA.

Soren Gyll(2)                            Director. President of AB Volvo and CEO of the Volvo Group. Member of the
                                         Boards of Pharmacia & Upjohn, Inc., AB Catena, SAS Sverige AB, the Federation
                                         of Swedish Industries and Swedish Employers' Confederation. Member of the
                                         Royal Swedish Academy of Engineering Sciences, the National Board of the
                                         Swedish National Association of Engineering Industries and the Board of the
                                         Swedish Works Association.

NAME                                     PRINCIPAL OCCUPATION OR EMPLOYMENT
---------------------------------------  ------------------------------------------------------------------------------
Lars-Goran Larsson                       Director. AB Volvo. Representative for organization of salaried employees.

Olle Ludvigsson                          Director. AB Volvo. Representative for plant trade union organizations.

Verner Pedersen                          Director. AB Volvo. Representative for plant trade union organizations.

Lars-Erik Berg                           Deputy Director. AB Volvo. Representative for organization of salaried employees.

Claes Andersson                          Deputy Director. AB Volvo. Representative for plant trade union organizations.

Lennart Jeansson(2)                      Executive Vice President of AB Volvo and Deputy CEO. Member of the Board of
                                         AGA AB, AB Catena and UNI Storebrand AS.

Sten Langenius(2)                        Executive Vice President of AB Volvo. Executive Chairman of the Board of Volvo
                                         Construction Equipment. Chairman of the Regional Bank Board, Western Sweden
                                         Regional Bank, Nordbanken. Member of the Board of Gunnebo AB.

Per-Erik Mohlin(2)                       Executive Vice President of AB Volvo. Chairman of Institutet for
                                         Kvalitetsutveckling SIQ, Member of the Boards of the Federation of Swedish
                                         Industries and the Swedish Works Association.

Jan Engstrom(2)                          Senior Vice President and Chief Financial Officer of AB Volvo. Member of the
                                         Board of Investment AB Bure.

Leif Ake Nilsson(2)                      Senior Vice President of AB Volvo.

Fred Bodin(2)                            Senior Vice President and General Counsel of AB Volvo.

Claes Malmros(2)                         Senior Vice President of AB Volvo.

Lars Anell(2)                            Senior Vice President of AB Volvo.

Karl-Erling Trogen(2,3)                  President of Volvo Truck Corporation.

Tuve Johannesson(2)                      President of Volvo Car Corporation. Member of the Board of Cardo AB.

Anders Hellman(2)                        President of AB Volvo Penta.

Bjorn Larsson(2)                         President of Volvo Bus Corporation.

Arne Wittlow(2)                          President of Volvo Aero Corporation.

Bengt Ovlinger(2)                        President of Volvo Construction Equipment.
                                         Address: Chaussee de La Hulpe 130
                                         B-1000 Brussels, Belgium

------------

1 In 1993, Mr. Eriksson was fined in accordance with the Swedish insider regulations for not having reported to the Swedish Financial Supervisory Authority within the stipulated time-frame a purchase of 2,000 shares in Svenska Handelsbanken where Mr. Eriksson is a board member.

2   Member of Volvo Group Executive Committee

3 In 1992, Mr. Trogen was fined SEK 30,000 by Hovratten for Vastra Sverige in his capacity as the responsible manager within Volvo Truck Corporation. Volvo Truck Corporation had started construction of a plant without, at that time, having received the necessary permits according to the relevant environment legislation. The necessary permits were later received by the company.

    Set forth below are the name and present principal occupation or employment of each director and executive officer of Volvo Construction Equipment. Unless otherwise noted, the business address of each of the directors and executive officers is Chaussee de La Hulpe 130, B-1000 Brussels, Belgium. Unless otherwise noted, each person below is a citizen of Sweden.

NAME                                     PRINCIPAL OCCUPATION OR EMPLOYMENT
---------------------------------------  ------------------------------------------------------------------------------
Sten Langenius                           Director. See above.

Lennart Jeansson                         Director. See above.

Fred Bodin                               Director. See above.

Jan Engstrom                             Director. See above.

Lars Malmros                             Director.

Gosta Renell                             Director.

Bengt Ovlinger                           President See above.

Tryggve Sthen                            Executive Vice President, Industry & Technology.

Hans Josefsson                           Senior Vice President, International Markets.

Michael J. Mudler                        Senior Vice President, Finance & Administration.
  (American)

Hakan Wibrink                            Senior Vice President, Business Control.

Anders Hallstrom                         Secretary to the Board of Directors; Vice President, Corporate Planning.

    Set forth below are the name and present principal occupation or employment of each director and executive officer of the Offeror. Unless otherwise noted, the business address of each of the directors and executive officers is 1 First Canadian Place, Toronto, Canada, M5X 1B8. Unless otherwise noted, each person is a citizen of Canada.

NAME                                     PRINCIPAL OCCUPATION OR EMPLOYMENT
---------------------------------------  ------------------------------------------------------------------------------
Bengt Ovlinger                           Director. President of VCE Acquisition Inc. See above.
  (Swedish)                              Address: Chaussee de La Hulpe 130, B-1000 Brussels, Belgium

Michael J. Mudler                        Director. Chief Financial Officer of VCE Acquisition Inc. See above.
  (American)                             Address: Chaussee de La Hulpe 130, B-1000 Brussels, Belgium

John F. Petch                            Director. Partner of Osler, Hoskin & Harcourt.

Dale R. Ponder                           Director. Partner of Osler, Hoskin & Harcourt.

Douglas R. Marshall                      Director. Partner of Osler, Hoskin & Harcourt.

Hakan Jonsson                            Secretary of VCE Acquisition Inc.; Vice President and General Counsel of Volvo
  (Swedish)                              Construction Equipment.
                                         Address: Chaussee de La Hulpe 130, B-1000 Brussels, Belgium

                            OFFICE OF THE DEPOSITARY
                        MONTREAL TRUST COMPANY OF CANADA
                               BY REGISTERED MAIL
                            Stock Transfer Services
                             151 Front Street West
                                   8th Floor
                                Toronto, Ontario
                                    M5J 2N1

                               BY HAND OR COURIER

                    TORONTO                                         MONTREAL
            Stock Transfer Services                          Stock Transfer Services
             151 Front Street West                            Place Montreal Trust
                  8th Floor,                               1800 McGill College Avenue
               Toronto, Ontario                                     6th Floor
                    M5J 2N1                                     Montreal, Quebec
              Tel: (416) 981-9596                                    H3A 3K9
              Fax: (416) 981-9600                              Tel: (514) 982-7555
                                                               Fax: (514) 982-7347

                    CALGARY                                         VANCOUVER
            Stock Transfer Services                          Stock Transfer Services
          600, 530 - 8th Avenue S.W.                           510 Burrard Street
               Calgary, Alberta                                     2nd Floor
                    T2P 3S8                                      Vancouver, B.C.
              Tel: (403) 267-6555                                    V6C 4B9
              Fax: (403) 266-1490                              Tel: (604) 661-0283
                                                               Fax: (604) 661-9480

                      OFFICE OF THE U.S. FORWARDING AGENT
               THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK
                BY MAIL, HAND, COURIER OR FACSIMILE TRANSMISSION
                               One Liberty Plaza
                                   23rd Floor
                            New York, New York 10006
                              Tel: (212) 225-5438
                               Fax: (212)225-5436

                        OFFICE OF THE INFORMATION AGENT
                                     ABCDEF
                               Wall Street Plaza
                            New York, New York 10005
                           Toll Free: (800) 223-2064
                  Banks & Brokers Call Collect: (212) 440-9800

                         OFFICES OF THE DEALER MANAGERS

             IN THE UNITED STATES:                                 IN CANADA:

              MERRILL LYNCH & CO.                              TD SECURITIES INC.
            World Financial Center                             55 King Street West
                  North Tower                                 8th Floor, P.O. Box 1
           New York, New York 10281                        Toronto Dominion Bank Tower
         (212) 449-8209 (Call Collect)                       Toronto-Dominion Centre
                                                                Toronto, Ontario
                                                                     M5K 1A2
                                                          (416) 982-6084 (Call Collect)